Exhibit 4.10

PCS U.S. Employees’

Savings Plan

(As Amended and Restated

Effective as of January 1, 2017)

Contents
		Page

Supplement E.	2013 PCS Administration (USA), Inc. Voluntary Severance Pay Plan	80

Supplement F.	2013 PCS Administration (USA), Inc. Involuntary Severance Pay Plan	81

Supplement G.	2013 White Springs Agricultural Chemicals, Inc. Involuntary Severance Pay Plan for Salaried Employees	82

Supplement H.	2014 White Springs Agricultural Chemicals, Inc. Involuntary Severance Pay Plan for Salaried Employees	83

Article 1. The Plan

1.1	Plan History

The plan is known as the “PCS US Employees’ Savings Plan.” It is a successor by merger as described in this Section.

Effective January 1, 1995, the Texasgulf Inc. Employee Savings Plan (previously named the Elf Aquitaine, Inc. Savings Plan) was split into three plans, one of which continued as the plan under the same name and covering those persons who were employees of Texasgulf Inc. or Moab Salt, Inc. on January 1, 1995, or at the time of their most recent termination of employment. When Potash Corporation of Saskatchewan (“PotashCorp”) acquired Texasgulf Inc. in 1995 from Elf Acquitaine, Inc., the Plan was continued by PCS Phosphate Company, Inc. (“Phosphate”), a wholly owned subsidiary of PotashCorp and was renamed PCS Phosphate Company, Inc. Employee Savings Plan (“Phosphate Plan”), effective as of April 10, 1995.

In October 1995, PotashCorp acquired White Springs Agricultural Chemical, Inc. from Occidental Chemical Corporation. Effective as of November 1, 1995, White Springs adopted the Phosphate Plan, and assets with respect to its employees were transferred from the Occidental Petroleum Corporation Savings Plan to the Phosphate Plan. Potash Corporation of Saskatchewan Sales Limited was an Employer under the Phosphate Plan from May 10, 1995 through December 31, 1995. As of January 1, 1996, the Phosphate Plan covered eligible employees of PCS Phosphate Company, Inc., Moab Salt, Inc., PCS Sales (USA), Inc., and White Springs Agricultural Chemicals, Inc.

In September 1996, PotashCorp acquired the Arcadian Corporation, which was merged into PCS Nitrogen, Inc. (“Nitrogen”), a wholly owned subsidiary of PotashCorp, in March 1997. Nitrogen became the sponsor of the Arcadian Corporation Employee Savings and Investment Plan and the Arcadian Corporation Employee Stock Ownership Plan. Those plans were merged into one plan effective as of December 31, 1997 and renamed the PCS Nitrogen 401(k) Savings Plan (“Nitrogen Plan”).

PCS Sales (USA), Inc., a wholly owned subsidiary of PotashCorp, previously maintained the PCS Sales (USA), Inc. 401(k) Plan (“Sales Plan”), which before July 31, 2016 covered certain employees of PotashCorp, PCS Joint Venture, Ltd. (d/b/a Florida Favorite Fertilizer), and before 2000 covered certain employees of PCS Sales (USA), Inc. Under resolutions and amendments approved in December 1998 by the foregoing United States subsidiaries of PotashCorp, the Sales Plan was redesigned and consolidated.

Effective as of December 31, 1998, the Phosphate Plan was amended to discontinue contributions under its terms in force before 1999, a new contribution formula was established for the period after 1998, and the Sales Plan was amended to discontinue contributions for those participants who were not employed by PCS Joint Ventures, Ltd. Effective as of January 1, 1999, PCS Administration (USA), Inc. became the sponsor and administrator of the Phosphate Plan and the Phosphate Plan was renamed the PCS U.S. Employees’ Savings Plan.

Effective as of January 1, 2007, the Plan was amended and restated to reflect changes in laws and regulations issued since the time of the last Plan restatement, including the Economic Growth and Tax Relief Reconciliation Act of 2001, as well as to incorporate Plan amendments adopted since the last restatement.

The Plan was most recently amended and restated, effective as of January 1, 2012, to reflect changes in laws and regulations issued since the time of the last Plan restatement, and to incorporate Plan amendments adopted since the last restatement.

The Sales Plan was terminated effective July 31, 2016. The Sales Plan was previously frozen to new participants and new contributions, and all account balances were fully vested, as of October 29, 2007. In connection with the liquidation of the Sales Plan, participants in the Sales Plan with account balances in excess of $5,000 who did not elect to receive a distribution of their Sales Plan account balance had such accounts transferred to the Plan.

Effective as of January 1, 2017, the Plan is hereby further amended and restated to incorporate Plan amendments adopted since the last restatement, and to reflect certain design changes and administrative clarifications.

1.2	Applicability of the Plan

The provisions of the Plan are applicable to Participants who are employed with the Employer or an Affiliate on or after January 1, 2017. Except as so provided, any person who was covered under the Plan as in effect on December 31, 2016, and whose employment with the Employer and Affiliates terminated before January 1, 2017, and who was entitled to benefits under the provisions of the Plan as in effect on December 31, 2016, shall continue to be entitled to the same amount of benefits without change under the Plan. Notwithstanding anything in the Plan to the contrary, the effective date of a provision that constitutes an amendment shall be subject to the limitation of Section 14.5 (relating to cutbacks).

1.3	Purpose

The Plan is maintained for the exclusive benefit of Eligible Employees and their Beneficiaries. The purpose of the Plan is to (i) provide retirement and other benefits for Eligible Employees, (ii) enable Eligible Employees, through systematic savings, to accumulate funds on a tax advantageous basis; and (iii) provide a vehicle through which the Employer and any Affiliates can attract and retain qualified Employees.

1.4	Intent

The Plan is intended to constitute (i) a qualified profit sharing plan, as described in Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), which includes a qualified cash or deferred arrangement under Code Section 401(k), (ii) an Employee Stock Ownership Plan within the meaning of Code Section 4975(e)(7) (“ESOP”), (iii) a 404(c) plan (within the meaning of Section 404(c) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and (iv) an “eligible individual account plan” within the meaning of ERISA Section 407(d).

Article 2. Definitions and Construction

2.1	Definitions

Whenever used in the Plan, the following terms shall have the respective meanings set forth below unless otherwise expressly provided.

(a)	“Account” or “Accounts” means the Account or Accounts maintained for each Participant which represents his total proportionate interest in the Trust and which consists of the following:

(1)	“After-Tax Contributions Account” means the account maintained for each Participant to hold the Participant’s After-Tax Contributions.

(2)	“Before-Tax Contributions Account” means the account maintained for each Participant to hold the Participant’s Before-Tax Contributions.

(3)	“Catch-Up Contributions Account” means the account maintained for each Participant to hold the Participant’s Catch-Up Contributions.

(4)	“Employer Matching Contributions Account” means the account maintained for each Participant to hold the Participant’s Employer Matching Contributions.

(5)	“Employer Performance Contributions Account” means the account maintained for each Participant to hold the Participant’s Employer Performance Contributions.

(6)	“Rollover Contributions Account” means the account maintained for each Employee to hold amounts rolled over or transferred from other qualified plans and accounts.

(7)	Any such other account as the Committee may designate.

Each Account reflects its allocable share of investment earnings, gains, and losses (realized and unrealized) pursuant to Section 7.1 and plan expenses chargeable under Section 15.4.

(b)	“Affiliate” means:

(1)	any company which is a member of a controlled group of corporations (within the meaning of Code Section 414(b)) which also includes as a member the Company,

(2)	any trade or business (whether or not incorporated) that is under common control (within the meaning of Code Section 414(c)) with the Company,

(3)	any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Code Section 414(m)) which includes the Company, and

(4)	any other entity required to be aggregated with the Company pursuant to the Treasury Regulations under Code Section 414(o).

Notwithstanding the foregoing, for purposes of Section 4.11, the definitions in Code Sections 414(b) and (c) shall be modified by substituting the phrase “more than fifty percent (50%)” for the phrase “at least 80 percent (80%)) each place it appears in Code Section 1563(a)(1).

(c)	“After-Tax Contributions” means After-Tax Contributions described in Section 4.2.

(d)	“Before-Tax Contributions” means Before-Tax Contributions described in Sections 4.1(a), (b) and (d).

(e)	“Beneficiary” or “Beneficiaries” means the person, persons (who may be named contingently or successively), or entity designated by a Participant to receive a Plan benefit in the event of the Participant’s death. Each Beneficiary designation will revoke all prior designations made by the Participant. A Beneficiary designation shall be made in the time and manner prescribed by the Committee, and will be effective as soon as administratively practicable after such designation is filed with the Committee. Notwithstanding the foregoing, in the case of a married Participant, the Participant’s Spouse will automatically be the Beneficiary unless (i) the Participant has designated another person as his Beneficiary; (ii) the Participant’s Spouse has consented in writing to the designation of the specific non-Spouse Beneficiary, including any class of Beneficiaries or any contingent Beneficiaries; (iii) the Participant’s Spouse acknowledges the effect of such election; and (iv) the Spouse’s consent is witnessed by a notary public.

Notwithstanding the foregoing, the Spouse’s consent is not required if the Spouse cannot be located or if the Participant furnishes the Committee a court order decreeing that the Participant and the Spouse are legally separated or that the Spouse has abandoned the Participant. In addition, if a Participant’s Spouse is designated as the Participant’s Beneficiary and the Participant and Spouse divorce, the designation will be automatically revoked, and the former Spouse will have no further rights as a Beneficiary (except as otherwise provided by a qualified domestic relations order under Code Section 414(p)), unless the Participant completes a new Beneficiary designation identifying the former Spouse as the Beneficiary.

If no Beneficiary designation is in effect at the time of the Participant’s death, or if no designated Beneficiary survives the Participant, payment of the Participant’s Account will be made in the following order:

(1)	to the Participant’s living Spouse;

(2)	if the Participant has no living Spouse, then to his living children (in equal shares);

(3)	if the Participant has no living children, then to his living parents (in equal shares);

(4)	if the Participant has no living parents, then to his living brothers and sisters (in equal shares); or

(5)	if the Participant has no living brothers or sisters, then to his estate.

The Committee will, in its sole and absolute discretion, determine the right of such persons to receive the Participant’s Plan Account, if any. If the Committee is in doubt as to the right of any person to receive such amount, the Committee may direct the Trustee to retain such amount, without liability for any interest on such amount, until the rights to such amount are determined, or, alternatively, may direct the Trustee to pay such amount into any court of appropriate jurisdiction and such payment will be a complete discharge of the liability of the Plan and the Trust.

(f)	“Board of Directors” means the Board of Directors of the Company.

(g)	“Code” means the Internal Revenue Code of 1986, as interpreted and applied by regulations and rulings issued pursuant thereto, all as amended from time to time.

(h)	“Committee” means the committee described in Article 12.

(i)	“Company” means PCS Administration (USA), Inc.

(j)	“Compensation” means the following:

(1)	In General. Compensation means wages as defined in Code Section 3401(a) (determined without regard to any rules that limit compensation included in wages based on the nature or location of the employment or services performed) paid during a Plan Year by the Employer to an active Participant.

(A)	In addition, Compensation also includes:

(i)	any elective deferrals, as defined in Code Section 401(g)(3), contributed to any plan maintained by the Employer, and any amount that is contributed or deferred by the Employer at the election of the Participant and which is not includible in the gross income of the Participant by reason of Code Sections 125 or 132(f)(4)); and

(ii)	any differential wage payments paid to a Participant by the Employer while performing qualified military service (as defined in Code Section 414(u)(5)) for a period of more than 30 days and represents all or a portion of the wages the Participant would have received if the Participant were performing services for the Employer, as provided under the Heroes Earnings Assistance and Relief Tax Act of 2008.

For purposes of applying the discrimination tests of Section 4.8, amounts described in Section 2.1(j)(1)(A)(i) above, may be excluded at the election of the Committee pursuant to applicable law and regulations.

(B)	Notwithstanding the foregoing, Compensation does not include:

(i)	reimbursements or other expense allowances;

(ii)	fringe benefits (cash and/or noncash);

(iii)	moving expenses;

(iv)	deferred compensation;

(v)	severance benefits; and

(vi)	other welfare benefits, even if any of the foregoing items are includible in gross income.

Notwithstanding the foregoing, this paragraph (B) shall not apply for purposes of determining Compensation under Section 4.11 (relating to the limitation on annual additions).

(2)	Compensation For Purposes of Determining Contributions. For purposes of Sections 4.1, 4.2, 4.3 and 4.4 (relating to Before-Tax Contributions, After-Tax Contributions, Employer Matching Contributions and Employer Performance Contributions), Compensation means a Participant’s base pay, and shall also include amounts described in Section 2.1(j)(1)(A) above. For this purpose, base pay means the base rate of pay on an hourly or salaried basis, as applicable, to an Employee by or on behalf of an Employer while a Participant (including any amounts which would have been paid to such individual if he had not elected to defer such amount) for services rendered to the Employer, excluding all forms of additional pay such as special pay, deferred compensation, bonuses, overtime pay, shift differential, incentive compensation, severance pay, retainers or fees under contract, commissions and the Employer’s cost for (or amounts received under) any public or private employee benefit plan including this Plan, under rules or practices uniformly and consistently applied to all Employees similarly situated. Compensation also includes base pay received in the 2 1/2 months after severance from employment which would have been paid to the Employee had the Employee continued to be employed by the Employer, but excluding compensation paid in a form other than cash and all special or unusual compensation including, but not limited to, reimbursement of expenses and long term disability.

(3)	Compensation For Purposes of Annual Additions. For purposes of determining Compensation under Section 4.11 (relating to the limitation on annual additions), Compensation shall also include:

(A)	Payments made after severance from employment of base salary, overtime pay, shift differential, commissions, bonuses and similar types of payments shall be included in Compensation, provided that such payments are made within 2-1/2 months after severance from employment (or by the end of the Plan Year in which the severance from employment occurred, if later) and such payments would have been paid to the Participant before severance from employment if the Participant had continued in employment.

(B)	Payment for unused accrued sick, vacation, or other leave that would have been included as Compensation if paid before the termination, which is paid within the later of (i) 2-1/2 months after severance from employment, or (ii) by the end of the Plan Year in which the severance from employment occurred if such payments would have been paid to the Participant before severance from employment if the Participant had continued in employment with an Employer.

(C)	Salary continuation payments made to a Participant who leaves employment to perform qualified military service (as defined in Code Section 414(u)(5)), to the extent that those payments do not exceed the amounts the Participant would have otherwise received, if the Participant had otherwise continued to provide services for an Employer.

(D)	Short-term disability payments.

Notwithstanding anything to the contrary, severance pay and parachute payments under Code Section 280G(b)(2) paid to a Participant after his Vesting Service terminates shall not be included as Compensation.

(4)	Dollar Limitation on Compensation. Notwithstanding any other provision of the Plan to the contrary, the Compensation of each Participant taken into account under the Plan will not exceed the limit under Code Section 401(a)(17), as adjusted for cost-of-living increases in accordance with Code Section 401(a)(17)(B) ($270,000 effective for the calendar year beginning January 1, 2017). If the Plan Year or such other period consists of fewer than 12 months, the annual Compensation limit will be multiplied by a fraction, the numerator of which is the number of months in such period and the denominator of which is 12.

(5)	Alternative Method. The Committee may elect an alternative method of determining Compensation pursuant to regulations issued by the Internal Revenue Service.

(k)	“Direct Rollover” means an Eligible Rollover Distribution that is paid by the Plan for the benefit of a Distributee to an Eligible Retirement Plan specified by the Distributee in accordance with Section 8.12, or an Eligible Rollover Distribution that is received by the Plan in accordance with Section 4.5.

(l)	“Disability” or “Disabled” means a total disability within the meaning of the Employer’s long-term disability program.

(m)	“Distributee” means a Participant, former Participant, Beneficiary (if the surviving Spouse of the Participant, or, if not the surviving Spouse of the Participant, such non-Spouse Beneficiary, but only with respect to a distribution that is paid by the Plan for the benefit of a non-Spouse Beneficiary: (a) to an individual retirement account described in Code Section 408(a) or (b) to an individual retirement annuity described in Code Section 408(b) that is treated as an inherited account under Code Section 402(c)(11)) or an alternate payee under a qualified domestic relations order who receives a distribution from an Eligible Retirement Plan.

(n)	“Eligibility Computation Period” means (1) the one-year period commencing on the date the Employee is credited with his first Hour of Service with an Employer or an Affiliate, (2) the first Plan Year that begins after such date, and (3) subsequent Plan Years.

(o)	“Eligible Employee” means an Employee of the Employer who is a U.S. Employee or classified as a U.S. expatriate on the Employer’s records who is either a (1) Full-Time Employee or (2) a Part-Time Employee credited with at least one year of Eligibility Service, but excludes:

(1)	any Leased Employee,

(2)	any Employee represented by a collective bargaining agreement if retirement benefits were the subject of good faith bargaining between the Employer and the agent, unless the collective bargaining process has provided for the eligibility of Employees represented by such agent,

(3)	any individual who performs services for an Employer pursuant to a supplier agreement or any other contract or agreement, under which such person agrees or acknowledges that he is not eligible for benefits,

(4)	any person who is subject to a written agreement that provides that such person shall not be eligible to participate in the Plan,

(5)	any person hired occasionally or at irregular times for a specific project of limited duration (as determined by the Committee), or

(6)	any co-op student.

In addition to the exclusions set forth above, any person who provides services to the Employer pursuant to an arrangement with the Employer that provides that he is an independent contractor and not an Employee shall be excluded from the definition of Eligible Employee and shall not be eligible to participate in the Plan during the period such written contract is in effect regardless of such person’s reclassification as an Employee for such period by a court of law or the Internal Revenue Service for tax withholding purposes. If, during any period, an Employer has not treated an individual as an Employee and, for that reason, has not withheld employment taxes with respect to that individual, then that individual shall not be an Eligible Employee for that period, even in the event that the individual is determined, retroactively, to have been an Employee during all or any portion of that period.

(p)	“Eligible Retirement Plan” means, for purposes of Section 8.12, any of the following: (i) an individual retirement account described in Code Section 408(a), (ii) an individual retirement annuity described in Code Section 408(b), (iii) a Roth IRA described in Code Section 408A, (iv) an annuity plan or contract described in Code Sections 403(a) or (b), (v) an eligible deferred compensation plan under Code Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from the Plan, or (vi) a qualified trust described in Code Section 401(a). The definition of Eligible Retirement Plan shall also apply in the case of a distribution to a surviving Spouse, or to a Spouse or former Spouse who is the alternate payee under a qualified domestic relations order, as defined in Code Section 414(p). Notwithstanding the foregoing, an Eligible Retirement Plan with respect to a non-Spouse Beneficiary shall be limited to the arrangements described in (i), (ii) and (iii) above, provided they are treated as inherited accounts under Code Section 402(c)(11).

(q)	“Eligible Rollover Distribution” means any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include: (a) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee’s designated Beneficiary, or for a specified period of 10 years or more; (b) any distribution to the extent such distribution is required under Code Section 401(a)(9); (c) any distribution made on account of hardship, and (d) any cash dividends paid on Company Stock (as defined in Appendix B). A portion of a distribution shall not fail to be an Eligible Rollover Distribution merely because the portion consists of After-Tax Contributions, which are not includible in gross income. However, such portion may only be transferred only to an Eligible Retirement Plan that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution that is includible in gross income and the portion of such distribution that is not so includible.

(r)	“Eligibility Service” means an Eligibility Computation Period in which an Employee is credited with 1,000 Hours of Service. An Employee’s Eligibility Service will be disregarded if he incurs a One-Year Break in Service. Notwithstanding the foregoing, if an Employee who has incurred a One-Year Break in Service returns to employment with an Employer or an Affiliate, the Employee will be credited with his prior Eligibility Service effective as of the first Hour of Service following reemployment unless:

(1)	at the time the Employee terminated employment the Employee did not have a vested interest in any portion of the Employer Matching Contributions Account or Employer Performance Contributions Account, and

(2)	the number of the Employee’s One-Year Breaks in Service equals or exceeds the greater of five, or the number of his years of credited Eligibility Service at termination of employment.

If a rehired Employee is not credited with his prior years of Eligibility Service, the Employee will be treated as a new Employee.

(s)	“Employee” means—

(1)	a common-law employee of an Employer or an Affiliate, or

(2)	a Leased Employee of an Employer or an Affiliate to the extent required by Code Section 414(n),

who is compensated through the Employer’s (or Affiliate’s) payroll.

(t)	“Employer” means the Company or an Affiliate of the Company that has adopted a Plan for the benefit of certain of its Employees pursuant to Section 14.7. The Employers are listed in Appendix A.

(u)	“Employer Contributions” means Employer Matching Contributions, Employer Performance Contributions, and any other Employer contributions provided in a Supplement.

(v)	“Employer Matching Contributions” means the amount contributed under pursuant to Section 4.3.

(w)	“Employer Performance Contributions” means the amount contributed pursuant to Section 4.4.

(x)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(y)	“Five-Percent Owner” means a “5-percent owner” within the meaning of Code Section 416(i)(1)(B).

(z)	“Full-Time Employee” means an Employee who is regularly scheduled to work at least 30 hours in a week.

(aa)	“Fund” means the investment funds established pursuant to Article 6, individually or collectively as the context indicates.

(bb)	“Highly Compensated Employee” means:

(1)	Any Employee who performs services for the Employer or an Affiliate during the “determination year” and who, at any time during the determination year or the “look-back year” was a Five-Percent Owner of the Employer or an Affiliate, or who, during the look-back year, received Compensation from the Employer or an Affiliate in excess of $120,000 for 2017 (as adjusted pursuant to Code Section 415(d) for cost-of-living increases), or

(2)	Any Employee who separated from service (or was deemed to have separated) before the determination year, performs no services for the Employer or any Affiliate during the determination year, and met the description in paragraph (1) for either the separation year or any determination year ending on or after the Employee’s 55th birthday.

The “determination year” shall be the Plan Year for which compliance is being tested, and the “look-back year” shall be the 12 month period immediately preceding the determination year.

(cc)	“Hour of Service” means, with respect to any Eligibility Computation Period:

(1)	each hour for which an Employee is paid or entitled to payment by the Employer or an Affiliate for the performance of duties;

(2)	each hour for which an Employee is paid or entitled to payment by an Employer or an Affiliate on account of a period of time during which no duties are performed, whether or not the employment relationship has terminated, due to vacation, holiday, illness, Disability, layoff, jury duty, military duty, or leave of absence, but not more than 501 hours may be credited on account of any single continuous period during which the Employee performs no duties; and

(3)	each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Employer or an Affiliate, excluding any hour credited under paragraphs (1) or (2), which shall be credited to the computation period or periods to which the award, agreement, or payment pertains rather than to the computation period in which the award, agreement, or payment is made.

An Hour of Service may not be credited on account of a payment made under a plan maintained solely for the purpose of complying with workers’ compensation, unemployment compensation, or disability insurance laws, or on account of a payment that solely reimburses an Employee for medically-related expenses. The Hours of Service credited shall be determined in accordance with DOL Regulation Sections 2530.200(b)-2(b) and (c). The Committee may use any relevant personnel records to determine Hours of Service and its determination shall be final and conclusive.

(dd)	“Leased Employee” means any person other than a common law Employee of an Employer who, pursuant to an agreement between the Employer and any other person (“leasing organization”) has performed services for the Employer (or for the Employer and related persons determined in accordance with Code Section 414(n)(6)) on a substantially full-time basis for a period of at least one year and such services are performed under the primary direction of or control by the Employer. In the case of any person who is a Leased Employee before or after a period of service as an Employee, the entire period during which he has performed services as a Leased Employee shall be counted as service as an Employee for all purposes of the Plan, except that he shall not, by reason of that status, become a Participant of the Plan.

(ee)	“Matching Limit” means the maximum amount of the aggregate Before-Tax Contributions and After-Tax Contributions with respect to which an Employer will make an Employer Matching Contribution.

(ff)	“Non-Highly Compensated Employee” means for any Plan Year, an Employee who is not a Highly Compensated Employee for that Plan Year.

(gg)	“Normal Retirement Age” means an Employee’s 65th birthday.

(hh)	“Normal Retirement Date” means the date on which an Employee attains his Normal Retirement Age.

(ii)	“One-Year Break in Service” means any twelve consecutive month period during which a person is credited with less than 501 Hours of Service. For this purpose, the twelve consecutive month period is the applicable Eligibility Computation Period.

(jj)	“Participant” means a person with an amount credited to his Account.

(kk)	“Part-Time Employee” means an Employee who is not a Full-Time Employee.

(ll)	“Plan” means the PCS U.S. Employees’ Savings Plan, the terms of which are contained in this Plan document and in written amendments and resolutions approved by the Company.

(mm)	“Plan Year” means the calendar year.

(nn)	“Predecessor Plan” means the PCS Phosphate Company, Inc. Employee Savings Plan and such other plans that are merged into this Plan as provided in a Supplement.

(oo)	“Rollover Contributions” means the amount contributed pursuant to Section 4.5.

(pp)	“Spouse” means the Participant’s Spouse for federal income tax purposes.

(qq)	“Trust” means the fund established by the Company as part of the Plan into which contributions are to be made and from which benefits are to be paid in accordance with the terms of the Plan.

(rr)	“Trust Agreement” means the agreement establishing the Trust.

(ss)	“Trustee” means the corporation or person acting as trustee under the Trust Agreement.

(tt)	“Valuation Date” means each business day on which the Funds are valued, except as provided by Committee rules.

Article 3. Eligibility and Participation

3.1	Existing Participants

Each Eligible Employee who was a Participant in the Plan as of December 31, 2016 shall continue to be a Participant on January 1, 2017. All other Eligible Employees shall participate in the Plan in accordance with Section 3.2.

3.2	Commencement of Participation

(a)	Before-Tax Contributions

(1)	Automatic Enrollment. Each Eligible Employee hired, transferred or rehired on or after April 7, 2006, who does not make (i) an election to contribute a percentage of his Compensation as After-Tax Contributions under subsection (b), or (ii) an affirmative election to contribute to the Plan, or an affirmative election not to contribute to the Plan pursuant to paragraph (2), shall become a Participant automatically enrolled for Before-Tax Contributions pursuant to Sections 4.1(b) and 4.1(d), as applicable, as soon as administratively practicable following the date he became an Eligible Employee. If the Employee is not initially an Eligible Employee, the Employee shall become a Participant on the first day of the first payroll period, or as soon as administratively practicable following thereafter, coincident with or next following 60 days after the date he becomes an Eligible Employee. Each Eligible Employee hired, transferred or rehired before April 7, 2006 may enroll in the Plan pursuant to paragraph (2).

(2)	Affirmative Election. Each Eligible Employee may elect to contribute Before-Tax Contributions by indicating his level of contributions to the Plan, or that he does not wish to contribute to the Plan, pursuant to Section 4.1(a), in the manner prescribed by the Committee. Such election shall be effective on the first day of the first payroll period, or as soon as administratively practicable thereafter, following the processing of the Eligible Employee’s election by the Committee or its delegate.

(b)	After-Tax Contributions. Each Eligible Employee may elect to contribute After-Tax Contributions by indicating his level of contributions to the Plan, pursuant to Section 4.2, in the manner prescribed by the Committee. Such election shall be effective on the first day of the first payroll period, or as soon as administratively practicable thereafter, following the processing of the Eligible Employee’s election by the Committee or its delegate.

(c)	Enrollment of Participants. The Committee shall specify the method (including telephonic, electronic or similar methods) for providing or modifying, as applicable, any enrollment election (whether automatic or affirmative) and shall specify all procedures for providing and accepting enrollment elections and notices, including requirements for advance notice.

3.3	Modification of Enrollment

The enrollment elections of a Participant under this Article 3 may be modified as follows:

(a)	Affirmative Increase or Decrease. Subject to Section 4.1(d), a Participant may, upon giving prior notice to the Committee or its designee, modify his enrollment election (whether automatic or affirmative) to increase or decrease the amount of contributions made pursuant to this Article 3. Any increases in the Participant’s contribution rate must be in even increments of one percent (1%). Such increase or decrease shall be effective as of the first pay date for which implementing such increase is administratively practicable. If a Participant affirmatively modifies his automatic election, the rules governing automatic elections shall cease to apply to such Participant.

(b)	Termination of Election. A Participant for whom an enrollment election (whether automatic or affirmative) is in effect may, upon giving prior notice to the Committee or its designee, completely terminate his enrollment election as of the first day of any payroll period for which implementing such termination is administratively practicable. Thereafter, such Participant may provide a new enrollment election effective as of the first date for which implementing such increase is administratively practicable if, on that date, the Participant is an Eligible Employee.

(c)	Termination of Employment. The enrollment election (whether automatic or affirmative) of a Participant who ceases to be an Eligible Employee shall terminate automatically as of the date the Participant receives his final paycheck.

Article 4. Contributions

4.1	Before-Tax Contributions and Catch-Up Contributions

(a)	In General. Each Participant may, pursuant to Section 3.2(a)(2), elect to reduce his Compensation in increments of one percent (1%), and have that amount contributed to the Plan by the Employer as Before-Tax Contributions. Such Before-Tax Contributions, when combined with After-Tax Contributions made pursuant to Section 4.2, if any, may not exceed fifty percent (50%) of Compensation. Before-Tax Contributions shall be paid to the Trustee in accordance with procedures established by the Committee, and shall be credited to the Participant’s Before-Tax Contributions Account as soon as practicable after such contributions are received by the Trustee.

(b)	Automatic Enrollment. Each Eligible Employee who becomes a Participant pursuant to Section 3.2(a)(1) shall be automatically enrolled for Before-Tax Contributions. Such automatic enrollment shall provide for a reduction of three percent (3%) of the amount of Compensation which would otherwise be paid to the Participant by the Employer each payroll period. Such automatic election shall not be effective before the Participant has had a reasonable period of time after receipt of the notice described in subsection (c) to make an affirmative election to contribute or to affirmatively elect not to contribute to the Plan.

(c)	Automatic Enrollment Notice. Within a reasonable period of time (as determined by the Committee) before an Eligible Employee is automatically enrolled in the Plan, and annually thereafter, such Eligible Employee shall be provided a notice, written in a manner calculated to be understood by an average Employee, that explains (i) the Eligible Employee’s right to affirmatively elect to make or not make Before-Tax Contributions, (ii) that if the Eligible Employee does not make such an affirmative election within a reasonable period of time, such individual shall be deemed to have elected to make Before-Tax Contributions equal to a stated percentage of Compensation, (iii) that the Eligible Employee has a right to change such designation prospectively, and (iv) the procedure for exercising that right and the timing for implementation of any such exercise of such right. The notice shall also include a description of how automatic contributions will be invested in absence of an investment election.

(d)	Automatic Increase in Before-Tax Contributions. Notwithstanding any other provision of the Plan to the contrary, this subsection (d) only applies to Participants automatically enrolled in the Plan on or after April 2, 2012 pursuant to Section 3.2(a)(1) and subsection (b) above.

(1)	The automatic election or affirmative election of each Participant who is automatically enrolled in the Plan on or after April 2, 2012 and who is making Before-Tax Contributions at the following rate as of the automatic increase date (defined below) shall be increased as follows:

(A)	if the Participant is making Before-Tax Contributions at the rate of one percent (1%) of Compensation as of the automatic increase date, the Participant’s Before-Tax Contribution rate shall be automatically increased to two percent (2%) of Compensation;

(B)	if the Participant is making Before-Tax Contributions at the rate of two percent (2%) of Compensation as of the automatic increase date, the Participant’s Before-Tax Contribution rate shall be automatically increased to three percent (3%) of Compensation;

(C)	if the Participant is making Before-Tax Contributions at the rate of three percent (3%) of Compensation as of the automatic increase date, the Participant’s Before-Tax Contribution rate shall be automatically increased to four percent (4%) of Compensation;

(D)	if the Participant is making Before-Tax Contributions at the rate of four percent (4%) of Compensation as of the automatic increase date, the Participant’s Before-Tax Contribution rate shall be automatically increased to five percent (5%) of Compensation; and

(E)	if the Participant is making Before-Tax Contributions at the rate of five percent (5%) of Compensation as of the automatic increase date, the Participant’s Before-Tax Contribution rate shall be automatically increased to six percent (6%) of Compensation.

(2)	Such automatic increase shall occur on or as soon as administratively practicable following the Participant’s automatic increase date, unless the Participant provides the Committee or its designee, in accordance with such rules and procedures as the Committee shall prescribe, with an affirmative election (i) specifying a different automatic increase date; (ii) specifying a different contribution percentage (in increments of one percent (1%)), not to exceed ten percent (10%) of Compensation; or (iii) terminating the automatic increase in the Participant’s Before-Tax Contribution rate by either electing a contribution percentage of zero percent (0%) of Compensation or electing to un-enroll in the Plan’s automatic increase program.

(3)	For purposes of this subsection (d), the “automatic increase date” shall mean:

(A)	February 1, 2013 and each February 1 thereafter; provided, however, that for a Participant who is automatically enrolled in the Plan on or after August 1 of a calendar year beginning on or after January 1, 2012, such Participant’s first automatic increase date shall occur on the February 1 of the second calendar year following the date the Participant is automatically enrolled in the Plan pursuant to Section 3.2(a)(1) and subsection (b) above; and

(B)	for a Participant who ceases to be an Eligible Employee and who is later rehired as an Eligible Employee, any automatic increase date shall be determined under clause (A) above based on the date of the Participant’s subsequent automatic enrollment following his rehire date.

(e)	Catch-Up Contributions. Notwithstanding anything in the Plan to the contrary, a Participant who (i) will attain age 50 before the close of a given Plan Year; and (ii) with respect to whom no other Before-Tax Contributions (without regard to this subsection (e)) may be made to the Plan for such Plan Year by reason of the application of any limitation or other restriction described in the federal income tax laws or the terms of the Plan may elect to make additional Catch-Up Contributions in increments of one percent (1%) of Compensation in accordance with, and subject to the limitations of, Code Section 414(v) (e.g., up to $6,000 for 2017, and thereafter adjusted under the Code and by the Secretary of the Treasury for cost-of-living increases). Notwithstanding the foregoing, such Catch-Up Contributions, when combined with a Participant’s Before-Tax Contributions under subsection (a) above, may not exceed seventy-five percent (75%) of the Participant’s Compensation for any given Plan Year.

A Participant’s Catch-Up Contribution election will be effective on the first day of the first payroll period, or as soon as administratively practicable thereafter, after the election is received by the Committee, and will remain in effect for so long as the Participant is eligible to make Before-Tax Contributions or, if earlier, the date the Participant modifies his Catch-Up Contribution election. Catch-Up Contributions will be credited to the Participant’s Catch-Up Contributions Account. Such Catch-Up Contributions will not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Code Sections 402(g) and 415. In addition, the Plan will not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Code Sections 401(k)(3), 410(b), and 416, as applicable, by reason of such Catch-Up Contributions being made. Catch-Up Contributions will be subject to the same in-service withdrawal rules that apply to Before-Tax Contributions under Section 9.1(b). Notwithstanding anything in the Plan to the contrary, the Employer will not make any Employer Matching Contributions under Section 4.3 with respect to a Participant’s Catch-Up Contributions.

4.2	After-Tax Contributions

Each Participant may, pursuant to Section 3.2(b), elect to contribute in whole increments of one percent (1%), a percentage of Compensation to the Plan as After-Tax Contributions. Such After-Tax Contributions, when combined with Before-Tax Contributions made pursuant to Section 4.1(a), (b) or (d), if any, may not exceed fifty percent (50%) of Compensation. After-Tax Contributions shall be paid to the Trustee in accordance with procedures established by the Committee, and shall be credited to the Participant’s After-Tax Contributions Account as soon as practicable after such contributions are received by the Trustee.

4.3	Employer Matching Contributions

The Employer shall contribute to the Trustee each payroll period, on behalf of each Participant who elects to make Before-Tax Contributions pursuant to Section 4.1 or After-Tax Contributions pursuant to Section 4.2, an Employer Matching Contribution equal to fifty percent (50%) of such Participant’s Before-Tax Contributions (not including Catch-Up Contributions) or After-Tax Contributions, up to a maximum of six percent (6%) of such Participant’s Compensation for the payroll period. Employer Matching Contributions shall first be made on the Participant’s

Before-Tax Contributions. To the extent the Participant does not elect to defer six percent (6%) of Compensation as Before-Tax Contributions, Employer Matching Contributions will next be made on the Participant’s After-Tax Contributions. Employer Matching Contributions shall be delivered to the Trustee for deposit in the Trust not later than the time prescribed by federal law (including extensions) for filing the federal income tax return of the Employer for the taxable year in which the Plan Year ends, and shall be deposited in the Participant’s Employer Matching Contributions Account as soon as practicable after it is received by the Trustee.

4.4	Employer Performance Contributions

(a)	In General. The Company may (but shall not be required to) make Employer Performance Contributions on behalf of each Eligible Employee of up to three percent (3%) of Compensation for each Plan Year that certain performance goals are met. The performance goals and the related performance contribution percentage shall be set by the Board of Directors of the Company or its delegates, and may be changed before the beginning of each Plan Year.

(b)	Allocation. Any Employer Performance Contribution for the Plan Year shall be payable to each Eligible Employee (or Beneficiary) who is actively employed by the Employer on December 31 of such Plan Year, or who died, retired, became Disabled, or otherwise went on an approved leave of absence during the Plan Year. Employer Performance Contributions shall be allocated pro rata, based on an Eligible Employee’s Compensation while an Eligible Employee during the Plan Year. Employer Performance Contributions shall be delivered to the Trustee for deposit in the Trust not later than the time prescribed by federal law (including extensions) for filing the federal income tax return of the Employer for the year in which the Plan Year ends, and shall be deposited in the Participant’s Employer Matching Contributions Account as soon as practicable after it is received by the Trustee. If an Eligible Employee is not a Participant at the time Employer Performance Contributions are allocated, an Employer Performance Contributions Account shall be established in the Eligible Employee’s name and invested in the “qualified default investment alternative” (as defined under Department of Labor Regulation Section 2550.404c-5(c)) chosen by the Committee. A Participant may change his investment election at any time pursuant to Section 6.3.

4.5	Rollover Contributions

Without regard to any limitations on contributions set forth in this Article, an Eligible Employee may make a Rollover Contribution to the Plan, in cash, of all or a portion of a direct rollover or a distribution otherwise eligible for rollover from:

(a)	a qualified plan described in Code Sections 401(a) or 403(a), including after-tax employee contributions (provided, however, that any such after-tax employee contributions must be contributed in a direct rollover), but excluding Roth contributions described in Code Section 402A;

(b)	an annuity contract described in Code Section 403(b), including after-tax employee contributions (provided, however, that any such after-tax employee contributions must be contributed in a direct rollover), but excluding Roth contributions described in Code Section 402A;

(c)	an eligible plan under Code Section 457(b) that is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state, but excluding after-tax contributions and Roth contributions described in Code Section 402A; and

(d)	an individual retirement account or annuity described in Code Sections 408(a) or 408(b) that is eligible to be rolled over and would otherwise be includible in gross income, provided, however, that the Plan will in no event accept a rollover contribution consisting of a nondeductible individual retirement account or annuity contributions.

The Plan will not accept rollover contributions in the case of a distribution to a surviving Spouse, or to a Spouse or former Spouse who is an alternate payee under a qualified domestic relations order, as defined in Code Section 414(p). The Plan may receive such amounts either directly from the Eligible Employee or in the form of a direct rollover, unless otherwise provided in this Section. Notwithstanding anything herein to the contrary, the Plan shall not accept any amount unless such amount qualifies as an eligible rollover distribution under Code Section 401(a)(31), and the Eligible Employee provides evidence satisfactory to the Committee that such amount qualifies for rollover treatment. The Committee may, in its sole discretion, authorize a direct trust-to-trust transfer, rollover, or other qualified plan asset transfer, to the extent that such transfer complies with current Internal Revenue Service regulations and does not violate any provision under ERISA.

Rollover Contributions made by an Eligible Employee shall be allocated to the Eligible Employee’s Rollover Contributions Account and, for the purposes of Article 6, shall be credited as soon as practicable after it is received by the Trustee. If a Rollover Contribution originates from an eligible plan under Code Section 457(b), such amounts shall be separately accounted for in the Rollover Contributions Account. If a Rollover Contribution consists in part of after-tax contributions, the portion of such Rollover Contribution which is includible in gross income shall be separately accounted for in the Rollover Contributions Account from the portion of the Rollover Contribution which is not so includible.

4.6	Deductibility Limitation

No Employer Contributions may be made to the Plan in excess of the amount that may claimed as an income tax deduction under the Code. If all or part of the Employer’s deductions for contributions to the Plan are disallowed by the Internal Revenue Service, the portion of the contributions to which that disallowance applies shall be returned to the Employer without interest, but reduced by any investment loss attributable to those contributions, provided that the contribution is returned within one year after the disallowance of deduction. For this purpose, all contributions made by the Employer are expressly declared to be conditioned upon their deductibility under Code Section 404.

4.7	Section 402(g) Limit on Before-Tax Contributions

(a)	Limitations on Contributions. Except as permitted in Section 4.1(e), in no event shall the Before-Tax Contributions with respect to a Participant and similar contributions made on his behalf by the Employer or an Affiliate to all plans, contracts, or arrangements subject to the provisions of Code Section 401(a)(30) in any calendar year exceed the limitation set forth in Code Section 402(g). If a Participant’s Before-Tax Contributions in a calendar year exceed the limitation described in this subsection, the Participant’s Before-Tax Contributions for the remainder of the calendar year will be cancelled. As of the first pay period of the calendar year following such cancellation, the Participant’s election of Before-Tax Contributions shall again become effective in accordance with his previous election, unless the Participant changes his election as set forth in Article 3.

(b)	Return of Excess Contributions. If a Participant makes Before-Tax Contributions in excess of the dollar limitation described in subsection (a) for any calendar year, the Participant may notify the Committee (or its designee) in writing by March 1 of the next calendar year of the excess deferrals allocated to the Plan. Upon the Committee’s (or it’s designee’s) receipt of such notice, the amount of the excess designated by the Participant (and any earnings on such amount) will be distributed to the Participant by April 15 of such year. Excess deferrals will be adjusted for earnings using any method permitted under Treasury Regulation Section 1.402(g)-1(e). In the event that any Before-Tax Contributions returned under this subsection were matched by Employer Matching Contributions, those Employer Matching Contributions, together with earnings, shall be forfeited and used to offset administrative expenses or to reduce Employer Contributions. In the event those Employer Matching Contributions subject to forfeiture have been distributed to the Participant, the Employer shall make reasonable efforts to recover the contributions from the Participant.

4.8	Actual Deferral Percentage Test

(a)	In General. The amount of Before-Tax Contributions contributed to the Plan for a Plan Year shall comply with the provisions of Code Section 401(k)(3), including any regulations issued thereunder, and any subsequent IRS guidance issued under Code Section 401(k). For purposes of determining the Plan’s compliance with the foregoing, the current year testing method shall be used.

(b)	Excess Contributions. If the Committee determines that the limitation under this Section has been exceeded in any Plan Year, the following provisions shall apply:

(1)	The actual deferral ratio of the Highly-Compensated Employee with the highest actual deferral ratio shall be reduced to the extent necessary to meet the actual deferral percentage test or to cause such ratio to equal the actual deferral ratio of the Highly-Compensated Employee with the next highest ratio. This process will be repeated until the actual deferral percentage test is passed. Each ratio shall be rounded to the nearest one one-hundredth of one percent (1%) of the Participant’s Compensation. The amount of Before-Tax Contributions made by each Highly-Compensated Employee in excess of the amount permitted under his revised deferral ratio shall be added together. This total dollar amount of excess contributions (“excess contributions”) shall then be allocated to some or all Highly-Compensated Employees in accordance with the provisions of paragraph (2).

(2)	The Before-Tax Contributions of the Highly-Compensated Employee with the highest dollar amount of Before-Tax Contributions shall be reduced by the lesser of (i) the amount required to cause that Employee’s Before-Tax Contributions to equal the dollar amount of the Before-Tax Contributions of the Highly-Compensated Employee with the next highest dollar amount of Before-Tax Contributions, or (ii) an amount equal to the total excess contributions. This procedure shall be repeated until all excess contributions are allocated. The amount of excess contributions allocated to a Highly-Compensated Employee, together with earnings thereon, shall be distributed to him in accordance with the provisions of subsection (c).

(c)	Distribution of Excess Contributions. The excess contributions, together with earnings thereon, allocated to a Participant shall be paid to the Participant before the close of the Plan Year following the Plan Year in which the excess contributions were made and, to the extent practicable, within 2-1/2 months of the close of the Plan Year in which the excess contributions were made. However, any excess contributions for any Plan Year shall be reduced by any Before-Tax Contributions previously returned to the Participant for that Plan Year. In the event any Before-Tax Contributions returned under this Section were matched by Employer Matching Contributions, such corresponding Employer Matching Contributions, with earnings thereon, shall be forfeited and used to offset administrative expenses or to reduce Employer Contributions. In the event that any Employer Matching Contributions subject to forfeiture under this Section have been distributed to the Participant, the Employer shall make reasonable efforts to recover such contributions from the Participant.

4.9	Actual Contribution Percentage Test

(a)	In General. The amount of After-Tax Contributions and Employer Matching Contributions contributed to the Plan for a Plan Year shall comply with the provisions of Code Section 401(m)(2), including any regulations issued thereunder and subsequent IRS guidance issued under Code Section 401(m). For purposes of determining the Plan’s compliance with Code Section 401(m)(2), the current year testing method shall be used.

(b)	Excess Contributions. If the Committee determines that the limitation has been exceeded in any Plan Year, the following provisions shall apply:

(1)

The actual contribution ratio of the Highly Compensated Employee with the highest actual contribution ratio shall be reduced to the extent necessary to meet the test or to cause such ratio to equal the actual contribution ratio of the Highly Compensated Employee with the next highest actual contribution ratio. This process will be repeated until the actual contribution percentage test is passed. Each ratio shall be rounded to the nearest one one-hundredth of one percent (1%)

of a Participant’s Compensation. The amount of After-Tax Contributions and Employer Matching Contributions made by or on behalf of each Highly Compensated Employee in excess of the amount permitted under his revised actual contribution ratio shall be added together. This total dollar amount of excess contributions (“excess aggregate contributions”) shall then be allocated to some or all Highly Compensated Employees in accordance with the provisions of paragraph (2).

(2)	The After-Tax Contributions and Employer Matching Contributions of the Highly Compensated Employee with the highest dollar amount of such contributions shall be reduced by the lesser of (i) the amount required to cause that Participant’s Employer Matching Contributions to equal the dollar amount of such contributions of the Highly Compensated Employee with the next highest dollar amount of such contributions, or (ii) an amount equal to the total excess aggregate contributions. This procedure is repeated until all excess aggregate contributions are allocated. The amount of excess aggregate contributions allocated to each Highly Compensated Employee, together with earnings thereon, shall be forfeited.

(c)	Forfeiture. Any forfeiture of excess aggregate contributions shall be made before the close of the Plan Year following the Plan Year for which the excess aggregate contributions were made and, to the extent practicable, any forfeiture shall be made within 2-1/2 months of the close of the Plan Year in which the excess aggregate contributions were made. In the event of any After-Tax Contributions or Employer Matching Contributions subject to forfeiture have been distributed to the Participant, the Employer shall make reasonable efforts to recover the contributions from the Participant.

4.10	Qualified Nonelective Contributions

In order to satisfy Sections 4.8 or 4.9, the Company may authorize that special “qualified nonelective contributions” shall be made for a Plan Year, which shall be allocated in such amounts and to such Participants who are Non-Highly Compensated Employees, as the Committee shall determine. Qualified nonelective contributions shall be fully and immediately vested, and may be taken into account in determining the actual deferral percentage or the actual contribution percentage of the Non-Highly Compensated Employees for the current Plan Year provided the contributions are contributed to the Plan no later than the time prescribed by law for such purposes and provided the contributions are allocated in a manner that satisfies the regulations under Code Sections 401(k) or 401(m).

4.11	Limitation on Annual Additions

(a)	In General. Contributions made on behalf of each Participant for any Limitation Year shall be subject to the following limits, and are intended to comply with the provisions of Code Section 415 and the Treasury Regulations thereunder, the provisions of which are hereby incorporated by reference.

(b)	Definitions. For purposes of this Section:

(1)	“Annual Addition” means the total for the Limitation Year of:

(A)	all Employer Contributions, Before-Tax Contributions, forfeitures, excess amounts treated as Employer Contributions pursuant to subsection (e), After-Tax Contributions, and similar amounts under other qualified defined contribution plans made maintained by any Employer or an Affiliate;

(B)	for purposes of applying the limit in Section 4.11(c)(2), amounts described in Code Sections 415(1)(1) and 419A(d)(2) allocated to the Participant.

(2)	“Limitation Year” means the Plan Year.

(c)	Maximum Annual Additions. The Annual Additions to a Participant’s Accounts for any Limitation Year, when added to the Participant’s Annual Additions for that Limitation Year under any other qualified defined contribution plan of the Employer or an Affiliate, shall not exceed the lesser of:

(1)	$54,000 (for 2017), as adjusted for increases in the cost of living pursuant to Code Section 415(d); or

(2)	100 percent (100%) of the Participant’s Compensation for the Limitation Year.

Notwithstanding the provisions of this Section, if a Participant is participating in another qualified defined contribution plan of the Employer or an Affiliate during a particular limitation year, and the Participant’s annual addition for such limitation year, before the application of the limitation set forth in this subsection exceeds that limitation, the Committee, under uniform rules equally applicable to similarly situated Participants, shall determine how to satisfy the limitation.

(d)	Short Limitation Year. If a short Limitation Year is created because of an amendment changing the Limitation Year to a different 12 consecutive month period, the dollar limit in Section 4.11(c)(1) will not exceed $54,000 (as adjusted pursuant to Code Section 415(d) for increases in the cost of living) multiplied by a fraction, the numerator of which is the number of months in the short Limitation Year, and the denominator of which is 12.

(e)	Excess Amounts. If, for any Limitation Year, it is necessary to limit the allocation of an amount to a Participant’s Account to comply with subsection (c), the Plan:

(1)	first, shall refund to the Participant, to the extent necessary and as soon as is administratively feasible, the amount of After-Tax Contributions, and any earnings thereon. The Employer Matching Contributions made with respect to such After-Tax Contributions and earnings thereon shall be held in a suspense account and used in the next Limitation Year as an Employer Matching Contribution; and

(2)	second, shall pay to the Participant, to the extent necessary and as soon as administratively feasible, the Before-Tax Contributions, if any, made on behalf of the Participant and any earnings thereon. The Employer Contributions made with respect to such Before-Tax Contributions and any earnings thereon shall be held to a suspense account and used in the next Limitation Year as an Employer Matching Contribution.

4.12	Military Service

Notwithstanding any provisions of the Plan to the contrary, contributions, benefits, and service credit with respect to qualified military service will be provided in accordance with the mandatory provisions of Code Section 414(u), or any other applicable federal law governing such matters. The Section is intended to extend the full protections of USERRA to any Participant who becomes entitled thereto and it shall become effective as of December 12, 1994.

Article 5. Vesting

A Participant shall at all times be 100 percent (100%) vested in, and have a nonforfeitable right to, his Account.

Article 6. Trust, Investments and Accounting

6.1	In General

The Company shall maintain a Trust by entering into one or more Trust Agreements. Any Trust Agreement is designated as, and shall constitute, a part of the Plan, and all rights that may accrue to any person under the Plan shall be subject to all the terms and provisions of such Trust Agreement. The Company may modify any Trust Agreement from time to time to accomplish the purpose of the Plan and may replace the Trustee and appoint a successor Trustee.

6.2	Trust

(a)	In General. Subject to the discretion of the Committee to consolidate, eliminate or create Funds, the Trustee shall establish and maintain in the Trust various Funds, which shall be invested at the direction of the Committee, Trustee, or any designated investment manager as the case may be. The Committee may establish an investment policy for the investment of the Trust that includes uniform nondiscriminatory rules regarding a Participant’s ability to invest in one or more of the Funds and any other matters as shall be determined by the Committee in its sole discretion in accordance with ERISA and the provisions of the Plan. Unless specifically provided otherwise, each Fund as may from time to time be established, shall be a common fund in which each Participant shall have an undivided interest in the respective assets of the Fund. For purposes of allocation of income and valuation, each Fund shall be considered separately. No Fund shall share in the gains and losses of any other, and no Fund shall be valued by taking into account any assets or distributions from any other. Dividends, interest, and other distributions received on the assets held by the Trustee in respect to an Fund shall be reinvested in such Fund.

(b)	Company Stock Fund. The investment Funds maintained by the Trustee shall, to the extent permitted under ERISA, include a Fund which invests exclusively (other than for the purpose of maintaining sufficient liquidity to provide for distributions, withdrawals, and transfers under the Plan) in Company Stock, as defined in Appendix B (the “Company Stock Fund”), without regard to the diversification of assets of the Plan and Trust. The Company desires that the Company Stock Fund be offered under the Plan to permit Participant ownership in the Company. The Company Stock Fund shall be designated as a stock bonus plan within the meaning of Code Section 401(a)(23), and an employee stock ownership plan (“ESOP”) intended to meet the applicable requirements of Code Sections 401(a), 409 and 4975(e)(7), and ERISA Section 407(d)(6). Unless otherwise provided by the Committee, no portion of a Participant’s or Beneficiary’s Account other than the ESOP Account (as defined in Appendix B) may be invested in the Company Stock Fund. The provisions applicable to the Company Stock Fund are set forth in Appendix B.

(c)	Cash. The Trustee may keep such amounts of cash as the Committee, in its sole discretion, shall deem necessary or advisable as part of the Trust, all within the limitations specified in the Trust Agreement.

6.3	Investment Elections

A Participant shall make an investment election for contributions to his Account in accordance with such rules as the Committee may prescribe from time to time. Contributions may be invested in increments of one percent (1%) in any one or more of the Funds such that the total equals 100 percent (100%). In the absence of an affirmative investment direction from a Participant, his Accounts will be invested in a “qualified default investment alternative” (as defined under Department of Labor Regulation Section 2550.404c-5(c)) chosen by the Committee. A Participant may change his investment election (whether elected or made by default) at any time by filing a new investment election with the Committee in the manner and time prescribed by the Committee. Such changed investment election shall become effective as soon as administratively practicable after receipt thereof by the Committee, and shall be effective only with respect to subsequent contributions.

6.4	Transfers Between Funds

A Participant may elect to transfer and reallocate amounts from one Fund to another on a daily basis, in the manner prescribed by the Committee. The transfer shall be effective as soon as practicable following the receipt of the Participant’s election by the Committee. The amount to be transferred, except for amounts that are invested in Company Stock, shall be specified in (i) a whole percentage, (ii) a whole dollar amount, or (iii) the number of shares for transfer. For amounts invested in Company Stock, the amount to be transferred shall be specified in the number of shares for transfer. A specified percentage shall be applicable to each of the Participant’s Accounts that are invested in the specified Fund, or as otherwise prescribed by the Committee.

6.5	Imposition of Reasonable Restrictions

The Committee may impose reasonable restrictions on the investment elections of Participants (or Beneficiaries or alternate payees), such as restrictions on the frequency with which that person is able to transfer funds from one Fund to another, if the Committee determines that the restrictions are (i) necessary to comply with applicable law (e.g., securities laws), (ii) necessary to comply with rules imposed by a Fund (e.g., restrictions by a Fund intended to prevent market timing), (iii) necessary to prevent a Fund from refusing to accept funds from this Plan, (iv) appropriate to prevent decreases in the value of the Fund for other Participants (or Beneficiaries or alternate payees), or (v) for other similar reasons.

6.6	Responsibility for Investments

Each Participant is solely responsible for the investment of his Accounts. The Plan is intended to meet the requirements for a participant-directed investment plan under ERISA Section 404(c) and Department of Labor Regulation Section 2550.404c-1, and an “eligible individual account plan” as described in ERISA Section 407(d).

Article 7. Valuation of Accounts

7.1	Valuation

The Trustee shall value the Funds on each Valuation Date. Such valuation shall be conducted pursuant to such practices and procedures as shall from time to time be adopted by the Trustee, and consistently and uniformly applied, for the valuation of each Fund. Earnings, gains, and losses (realized or unrealized) for each Fund shall be allocated to the portion (“subaccount”) of a Participant’s Account maintained with respect to that Fund, in the same ratio that the value of the subaccount bears to the sum of the values of all Participants’ subaccounts maintained with respect to that Fund. The Committee shall adopt rules for determining the appropriate Valuation Dates to be used to determine the amount of withdrawals and distributions.

The Trustee shall make available to each Participant, electronically or pursuant to such other method as may be reasonably adopted by the Trustee, information as to the share or unit values, and the aggregate values, of each Fund for the benefit of such Participant. Such information shall be made available as of the close of business on each Valuation Date.

7.2	Statement of Account

Each Participant shall be furnished with a statement setting forth the value of his Accounts on a quarterly basis.

7.3	Loan Account

Pursuant to rules and regulations promulgated by the Internal Revenue Service, the Committee may designate all or certain Accounts as constituting a separate contract for purposes of Code Section 72.

Article 8. Distributions

8.1	Eligibility

After a Participant terminates employment with all Employers and Affiliates, or ceases active employment on account of his termination of employment for any reason, not including Disability, his Accounts shall be distributed as provided in this Article. No distribution shall be made from the Plan until the Committee or its designee has received an application for distribution from a Participant entitled to receive a distribution. The Committee may prescribe rules regarding the form of such application, the method of filing such application, and the information required to be furnished in connection with such application.

8.2	Deferral of Benefit Payments

(a)	In General. Except as otherwise provided in this Article, a Participant may defer the commencement of his benefit payments as provided in this Section. For purposes of this Section, if a Participant does not file an application for distribution in the manner prescribed by the Committee, he will be deemed to have elected to defer the payment of his benefit until distributions are mandated as set forth below.

(b)	Small Amounts. Notwithstanding any provision of the Plan to the contrary, if the value of the Participant’s Accounts is equal to $1,000 or less (excluding the value of the Participant’s Rollover Contributions Account), a lump sum payment shall automatically be made as soon as administratively practicable following the Participant’s termination of employment.

(c)	Required Distributions. If a Participant does not timely elect a different benefit commencement date, and if such Participant’s Account is not paid sooner under another benefit payment provision pursuant to this Article, distribution of the Participant’s Account must commence no later than his required beginning date, as described in Section 8.11. Notwithstanding any provisions of this Article 8, a Participant or Beneficiary who would have been required to receive a distribution pursuant to Code Section 401(a)(9) and the regulations issued thereunder for the 2009 calendar year but for the enactment of Code Section 401(a)(9)(H), will not receive such required distribution unless the Participant elects to receive the required distribution for calendar year 2009.

8.3	Required Commencement Under Code Section 401(a)(14)

If a Participant does not timely elect a different benefit commencement date, and if such Participant’s Account is not paid sooner under another benefit payment provision pursuant to this Article, his Account must commence to be paid on or before the 60th day following the close of the Plan Year in which occurs the latest of the following dates: (1) the date the Participant attains his Normal Retirement Date, (2) the 10th anniversary of the year in which the Participant commenced participation in the Plan, or (3) the Participant’s termination date.

8.4	Spousal Consent Not Required

The consent of a Participant’s Spouse shall not be required to make distributions from the Plan.

8.5	Form of Distribution

The normal form of payment under the Plan shall be a lump sum distribution. In lieu of the normal form, a Participant (or his Beneficiary, in the event of the Participant’s death, or his alternate payee under a qualified domestic relations order, as defined in Code Section 414(p)), may elect one of the following optional forms:

(a)	Installment Payments. A series of monthly, quarterly, or annual payments over a period designated by the Participant. The period over which payments may be made cannot exceed the lesser of (1) 10 years or (2) the Participant’s life expectancy or the joint life expectancies of the Participant and his Beneficiary. Installment payments will be made in reasonably equal amounts, except as necessary to reflect increases or decreases in the value of the Participant’s Account.

(b)	Fixed Installment Payments. A series of monthly, quarterly, or annual payments, each of which is equal to a fixed, constant amount elected by the Participant. Upon the death of the Participant, the remaining balance of the Participant’s Account shall continue to be payable to his Beneficiary in the same fixed installment amount, or may be paid as a lump sum distribution, at the election of the Beneficiary. Notwithstanding the foregoing, the period over which payments may be made cannot exceed the lesser of (1) 10 years or (2) the Participant’s life expectancy or the joint life expectancies of the Participant and his Beneficiary.

Notwithstanding anything in this Section to the contrary, a Participant may not elect a distribution form other than a lump sum or installment payments unless authorized by a Supplement.

8.6	Distribution in the Form of Company Stock

Distribution of a Participant’s Account shall be made in cash. If, however, at the time of distribution a portion of the Participant’s Account to be distributed is invested in the Company Stock Fund, the provisions of Appendix B shall apply, and the Participant (or Beneficiary) may elect distribution of that portion of the Participant’s Account in one of the following ways:

(a)	entirely in cash, to the extent cash is available, or

(b)	in whole shares of stock and uninvested cash allocated to the Fund as may be necessary to represent fractional shares of such stock and other assets allocated to such Fund. Stock may be distributed only if the Participant elects a lump sum distribution.

8.7	Notice Period

Except as otherwise provided in this Article, if the value of a Participant’s Accounts exceeds $1,000, an election by the Participant to receive a distribution before age 65 shall not be valid unless the written election is made (a) after the Participant has received the notice required under Treasury Regulation Section 1.411(a)-11(c), and (b) within a reasonable time before the effective date of the commencement of the distribution as prescribed by said regulations. If such distribution is one to which Code Sections 401(a)(11) and 417 do not apply, such distribution may commence less than thirty days after the notice required under Treasury Regulation Section 1.411(a)-11(c) is given, provided that: the Committee clearly informs the Participant that he has a right to a period of at least thirty days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and the Participant, after receiving the notice, affirmatively elects a distribution.

8.8	Distribution Timing

(a)	General. Except as otherwise provided and subject to subsection (b), payments to a Participant or Beneficiary shall be made as soon as practicable following the completion of the valuation process for the Valuation Date which determines the amount of the payment.

(b)	Deferral to Ascertain Benefit or Locate Participant. If payment cannot be made on a date it is required to be made because the Committee, after making reasonable efforts, cannot locate a Participant or Beneficiary or the amount of the payment cannot be ascertained, a payment retroactive to the required date shall be made no later than 60 days after the earliest date on which the amount of the payment can be ascertained and the date on which the Participant or Beneficiary has been located.

8.9	Status of Accounts Pending Distribution

Until his Accounts are distributed, the Participant shall retain the investment rights described in Article 6 during the period the Account is distributed in full. Following the death of a Participant, pending distribution of the Participant’s Accounts, the Participant’s Beneficiary (or Beneficiaries) shall retain the investment rights described in Article 6.

8.10	Distributions on Account of Death

(a)	Death Before Benefit Commencement Date. If a Participant dies before distribution of his Account has commenced, his Beneficiary shall receive a lump sum distribution of the entire value credited to his Account, or the Beneficiary may elect installment payments over a period not to exceed the life expectancy of the Beneficiary as determined under Code Section 401(a)(9) and the applicable regulations thereunder. The Beneficiary shall make the election in the manner and time prescribed by Committee rules. A Participant’s Beneficiary may not defer the payment of the death benefit.

(b)	Death After Benefit Commencement Date. If a Participant (or the Participant’s Spouse if distributions have commenced to such surviving Spouse) dies after the distribution of payments have commenced, his Accounts shall be distributed to his Beneficiary at least as rapidly as under the method of distribution that was in effect at the date of the Participant’s death.

(c)	Death During Military Service. In the case of a Participant who dies while performing qualified military service, as defined under Code Section 414(u) and applicable Treasury Regulations, the Participant’s Beneficiary is entitled to any additional benefits (other than benefit accruals or contributions relating to the period of qualified military service) provided under the Plan had the Participant resumed employment with the Employer and then died.

8.11	Minimum Distribution Amount

(a)	Definitions. The following definitions apply to the terms used in this Section:

(1)	“designated Beneficiary” means the individual who is designated as the Beneficiary under Section 2.1(e) and is the designated beneficiary under Code Section 401(a)(9) and Treasury Regulation Section 1.401(a)(9)-4.

(2)	“distribution calendar year” means a calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first distribution calendar year is the calendar year immediately preceding the calendar year which contains the Participant’s required beginning date. For distributions beginning after the Participant’s death, the first distribution calendar year is the calendar year in which distributions are required to begin under Section 8.11(c). The required minimum distribution for the Participant’s first distribution calendar year will be made on or before the Participant’s required beginning date. The required minimum distribution for the distribution calendar year in which the Participant’s required beginning date occurs, will be made on or before December 31 of the distribution calendar year.

(3)	“life expectancy” means life expectancy as computed by use of the Single Life Table in Treasury Regulation Section 1.401(a)(9)-9.

(4)	“Participant’s Account balance” means the Participant’s Account balance as of the last Valuation Date in the calendar year immediately preceding the distribution calendar year (valuation calendar year) increased by the amount of any contributions made and allocated or forfeitures allocated to the Account balance as of dates in the valuation calendar year after the Valuation Date and decreased by distributions made in the valuation calendar year after the Valuation Date. The Account balance for the valuation calendar year includes any amounts rolled over or transferred to the Plan either in the valuation calendar year or in the distribution calendar year if distributed or transferred in the valuation calendar year.

(5)	“required beginning date” means the later of the April 1st next following the close of the calendar year in which the Participant attains age 70 1⁄2 or terminates employment from the Employer and all Affiliates.

(b)	General Rules

(1)	Precedence. The requirements of this Section will take precedence over any inconsistent provisions of the Plan.

(2)	Requirements of Treasury Regulations Incorporated. All distributions required under this Section will be determined and made in accordance with the Treasury Regulations under Code Section 401(a)(9).

(c)	Time and Manner of Distribution

(1)	Required Beginning Date. The Participant’s Accounts will begin to be distributed to the Participant no later than the Participant’s required beginning date.

(2)	Death of Participant Before Required Beginning Date. If the Participant dies before his required beginning date, the Participant’s Accounts will be distributed no later than as follows:

(A)	If the Participant’s surviving Spouse is the Participant’s sole designated Beneficiary, then distributions to the surviving Spouse will be made in a single lump sum distribution by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age 70-1/2, if later.

(B)	If the Participant’s surviving Spouse is not the Participant’s sole designated Beneficiary, then distributions to the designated Beneficiary will be made in a single lump sum distribution by December 31 of the calendar year immediately following the calendar year in which the Participant died.

(C)	If there is no designated Beneficiary as of September 30 of the year following the year of the Participant’s death, the Participant’s Accounts will be distributed in a single lump sum to the Participant’s Beneficiary by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(D)	If the Participant’s surviving Spouse is the Participant’s sole designated Beneficiary and the surviving Spouse dies after the Participant but before distributions to the surviving Spouse begin, this Section 8.11(c)(2), other than Section 8.11(c)(2)(A), will apply as if the surviving Spouse were the Participant.

(3)	Beginning Date. For purposes of Section 8.11(c)(2) and Section 8.11(e), unless Section 8.11(c)(2)(D) applies, distributions are considered to begin on the Participant’s required beginning date. If Section 8.11(c)(2)(D) applies, distributions are considered to begin on the date distributions are required to begin to the surviving Spouse under Section 8.11(c)(2)(A). If distributions under an annuity purchased from an insurance company irrevocably commence to the Participant before the Participant’s required beginning date (or the Participant’s surviving Spouse before the date distributions are required to begin to the surviving Spouse under Section 8.11(c)(2)(A)) the date distributions are considered to begin is the date distributions actually commence.

(4)	Forms of Distributions. Unless the Participant’s Account is distributed in the form of an annuity purchased from an insurance company or in a single sum on or before the required beginning date, as of the first distribution calendar year distributions will be made in accordance with Sections 8.11(d) and (e). If the Participant’s Account is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of Section 401(a)(9) of the Code and the Treasury Regulations.

(d)	Required Minimum Distributions During Participant’s Lifetime

(1)	Amount of Required Minimum Distribution For Each Distribution Calendar Year. During the Participant’s lifetime, the minimum amount that will be distributed for each distribution calendar year is the lesser of:

(A)	The quotient obtained by dividing the balance in the Participant’s Account by the distribution period in the Uniform Lifetime Table set forth in Treasury Regulation Section 1.401(a)(9)-9, using the Participant’s age as of the Participant’s birthday in the distribution calendar year; or

(B)	If the Participant’s sole designated Beneficiary for the distribution calendar year is the Participant’s Spouse, the quotient obtained by dividing the balance in the Participant’s Account by the number in the Joint and Last Survivor Table set forth in Treasury Regulation Section 1.401(a)(9)-9, using the Participant’s and Spouse’s attained ages as of the Participant’s and Spouse’s birthdays in the distribution calendar year.

(2)	Lifetime Required Minimum Distributions Continue Through Year of Participant’s Death. Required minimum distributions will be determined under this Section 8.11(d)(2) beginning with the first distribution calendar year and up to and including the distribution calendar year that includes the Participant’s date of death.

(e)	Required Minimum Distributions After Participant’s Death

(1)	Death On or After Required Beginning Date

(A)	Participant Survived by Designated Beneficiary. If the Participant dies on or after his required beginning date and there is a designated Beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s balance in the Participant’s Accounts by the longer of the remaining life expectancy of the Participant or the remaining life expectancy of the Participant’s designated Beneficiary, determined as follows:

(i)	The Participant’s remaining life expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(ii)	If the Participant’s surviving Spouse is the Participant’s sole designated Beneficiary, the remaining life expectancy of the surviving Spouse is calculated for each distribution calendar year after the year of the Participant’s death using the surviving Spouse’s age as of the Spouse’s birthday in that year. For distribution calendar years after the year of the surviving Spouse’s death, the remaining life expectancy of the surviving Spouse is calculated using the age of the surviving Spouse as of the Spouse’s birthday in the calendar year of the Spouse’s death, reduced by one for each subsequent calendar year.

(iii)	If the Participant’s surviving Spouse is not the Participant’s sole designated Beneficiary, the designated Beneficiary’s remaining life expectancy is calculated using the age of the Beneficiary in the year following the year of the Participant’s death reduced by one for each subsequent year.

(B)	No Designated Beneficiary. If the Participant dies on or after his required beginning date and there is no designated Beneficiary as of September 30 of the year after the year of the Participant’s death, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the balance in the Participant’s Account by the Participant’s remaining life expectancy calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(2)	Death Before Required Beginning Date

(A)	Participant Survived by Designated Beneficiary. If the Participant dies before his required beginning date and there is a designated Beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the balance the Participant’s Account by the remaining life expectancy of the Participant’s designated Beneficiary, determined as provided in Section 8.11(e)(1).

(B)	No Designated Beneficiary. If the Participant dies before his required beginning date and there is no designated Beneficiary as of September 30 of the year following the year of the Participant’s death, distribution of the Participant’s entire Account balances will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(C)	Death of Surviving Spouse Before Distributions to Surviving Spouse Are Required to Begin. If the Participant dies before his required beginning date, the Participant’s surviving Spouse is the Participant’s sole designated Beneficiary, and the surviving Spouse dies before distributions are required to begin to the surviving Spouse under Section 8.11(c)(2)(A), this Section 8.11(e)(2) will apply as if the surviving Spouse were the Participant.

8.12	Direct Rollover of Certain Distributions

Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Distributee’s election under this Section, a Distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an Eligible Rollover Distribution paid directly by the Plan to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover.

Article 9. In-Service Withdrawals

9.1	In General

(a)	Restriction on Withdrawals. Except as otherwise provided in this Article or in a Supplement, no Participant may withdraw amounts from his Accounts before terminating employment from the Employer and all Affiliates. However, a Participant who remains employed by the Employer or an Affiliate may withdraw without penalty all or a portion of his Accounts after attaining age 59-1/2 or suffering a Disability.

(b)	Before-Tax Contributions. A Participant who has attained age 59-1/2, is Disabled, or who has satisfied the requirements for a hardship withdrawal under Section 9.2 may elect to withdraw all or part of his Accounts before terminating employment from the Employer and all Affiliates.

(c)	After-Tax Contributions. A Participant may make withdrawals from his After-Tax Contributions Account at any time, in the manner prescribed by the Committee.

(d)	Rollover Contributions. An Employee may withdraw all or any portion of amounts credited to his Rollover Contributions Account at any time, in the manner prescribed by the Committee.

9.2	Hardship Withdrawals

(a)	In General. Upon furnishing proof of hardship satisfactory to the Committee or its designee, a Participant who has withdrawn the total amount available as otherwise provided under this Article may elect to withdraw all or any portion of his Accounts, other than earnings credited to the Participant’s Before-Tax Contributions Account and Catch-Up Contributions Account on or after January 1, 1989 and amounts attributable to qualified nonelective contributions that are credited to the Participant’s Account on or after January 1, 1989. A Participant shall be considered to have incurred a hardship if, and only if, he meets the requirements of subsections (c) and (d).

(b)	Limitation on Amount of Hardship Withdrawal. The amount of a hardship distribution from the Participant’s Account permitted under subsection (a) may not exceed the total contributions made to the Plan on behalf of the Participant reduced by prior distributions.

(c)	Immediate and Heavy Financial Need. As a condition for hardship withdrawal, there must exist with respect to the Participant an immediate and heavy financial need. Such a need will be presumed to exist if the Participant certifies that he requires the hardship withdrawal due to one or more of the following reasons:

(1)	Medical Care. To pay unreimbursed expenses for medical care described in Code Section 213(d) (determined without regard to whether the expenses exceed ten percent (10%) of adjusted gross income) previously incurred by the Participant, his Eligible Dependents (as defined below), or Beneficiary, or necessary for those persons to obtain such medical care.

(2)	Purchase of Principal Residence. To pay the costs directly related to the purchase of a principal residence of the Participant (excluding mortgage payments).

(3)	Tuition and Related Fees. To pay tuition and related educational fees, and room and board expenses (but excluding student activity fees and the costs of books, supplies and uniforms), for the next twelve months of post-secondary education of the Participant, his Eligible Dependents, or Beneficiary.

(4)	Amounts Necessary to Prevent Eviction or Foreclosure. To pay amounts necessary to prevent eviction of the Participant from his principal residence or to avoid foreclosure on the mortgage of his principal residence.

(5)	Burial or Funeral Expenses. To pay burial or funeral expenses of the Participant’s parents, Spouse, children, Eligible Dependents, or Beneficiary.

(6)	Casualty Deduction. To pay expenses to repair damage to the Participant’s principal residence that would qualify for the casualty deduction under Code Section 165 (determined without regard to whether the loss exceeds ten percent (10%) of adjusted gross income).

(7)	Other Expenses. The inability of the Participant to meet such other expenses, debts, or other obligations recognized by the Internal Revenue Service as giving rise to immediate and heavy financial need for purposes of Code Section 401(k).

The amount of withdrawal may not be in excess of the amount of the immediate and heavy financial need of the Participant, including any amounts necessary to pay any federal, state, or local income taxes and any amounts necessary to pay any penalties reasonably anticipated to result from the distribution. For purposes of this subsection, “Eligible Dependent(s)” means the Spouse and each unmarried child or stepchild of any Participant or any other household member whom the Participant may claim as a dependent for federal income tax purposes pursuant to Code Section 152 for the Plan Year.

Notwithstanding anything in the Plan to the contrary, an immediate and heavy financial need will not be presumed to exist unless the Participant elects to receive dividends in cash to the extent currently available under the Plan and all plans maintained by the Employer in accordance with Treasury Regulation Section 1.401(k)-1(d)(2).

(d)	Necessary to Satisfy Financial Need. The Participant must demonstrate that the hardship withdrawal is necessary to satisfy the financial need described in subsection (c). To demonstrate such necessity, the Participant who requests a hardship withdrawal must certify to the Committee, on such form as the Committee may prescribe, that the financial need cannot be fully relieved:

(1)	through reimbursement or compensation by insurance or otherwise,

(2)	by reasonable liquidation of the Participant’s assets,

(3)	by cessation of Before-Tax Contributions, or

(4)	by other distributions or nontaxable (at the time of the loan) loans from the Plan or other plans of the Employer or Affiliate (unless such plan loans would make the hardship worse) or by borrowing from commercial sources at a reasonable rate in an amount sufficient to satisfy the need.

The actions listed are required to be taken to the extent necessary to relieve the hardship, but any action which would have the effect of increasing the hardship need not be taken. For purposes of this subsection, there shall be attributed to the Participant those assets of the Participant’s Spouse and minor children that are reasonably available to the Participant. The Participant shall furnish to the Committee such supporting documents as the Committee may request in accordance with uniform and nondiscriminatory rules prescribed by the Committee. If, on the basis of the Participant’s certification and the supporting documents, the Committee finds it can reasonably rely on the Participant’s certification, then the Committee shall find that the requested withdrawal is necessary to meet the Participant’s financial need.

(e)	Suspension of Contributions. A Participant who receives a hardship withdrawal shall be prohibited from making contributions to the Plan and all other plans of the Employer or an Affiliate for six months after receipt of a distribution described in this Section. For purposes of this subsection, all other plans of the Employer or an Affiliate shall include stock option plans, stock purchase plans, qualified and non-qualified deferred compensation plans, and such other plans as may be designated under regulations issued under Code Section 401(k), but shall not include health and welfare benefit plans or the mandatory employee contribution portion of a defined benefit plan. After the expiration of the suspension period described in this subsection, an Eligible Employee must affirmatively make a new election to participate in the Plan pursuant to Sections 3.2(a)(2) or (b).

9.3	Procedures and Restrictions

A request for a withdrawal under this Article shall be filed with the Plan in the manner and time prescribed by the Committee or its designee, and shall be subject to rules of the Committee concerning the frequency of such withdrawals. The Committee or its designee may require that the amount of a withdrawal under this Article exceed a minimum amount that may not exceed $1,000, and such rules may also provide exceptions where the Participant withdraws his entire Account. In addition to the restrictions imposed by this Article, the amount available for any withdrawal shall be reduced to the extent that the Account secures any loan outstanding on the date of the withdrawal. The amount of the withdrawal shall be allocated pro rata between and among the Funds of the Participant’s Accounts from which the withdrawal is to be made. All payments to Participants under this Article shall be made in cash; provided, however, that to the extent that his Account is invested in the Company Stock Fund on the date a Participant makes a withdrawal from his Account at or after age 59-1/2 or upon his Disability, the Participant may elect to receive distribution of the amount invested in the Company Stock Fund in the form of Company Stock (as defined in Appendix B).

Article 10. Plan Loans

10.1	Availability

Loans shall be made available to all Participants actively employed by an Employer or an Affiliate on written application and approval by the Committee or its designee in accordance with the terms and conditions of this Article, a loan policy that sets forth the terms and conditions for Plan loans, and any other rules as the Committee or its designee may prescribe.

10.2	Requirements for Plan Loans

In addition to such rules and regulations as the Committee may adopt, any loan shall comply with the following terms and conditions:

(a)	Application. An application for a loan shall be made in the form and manner prescribed by the Committee, whose action in approving or disapproving the application shall be final.

(b)	Loan Amount

(1)	In General. The amount of any loan may not be less than $1,000.

(2)	Maximum Loan Amount. No loan will be granted under the Plan to the extent that it would cause the aggregate balance of all loans a Participant has outstanding under the Plan to exceed the lesser of:

(A)	fifty percent (50%) of the balance of the Participant’s Accounts, excluding the Participant’s Employer Matching Contributions Account and Employer Performance Contributions Account; or

(B)	$50,000, reduced by the excess, if any, of the highest outstanding loan balances of all other loans from the Plan during the 12 month period ending on the day before the loan was made.

(c)	Term of a Loan. The term of a loan may not extend beyond in the case of a General Purpose Loan, the fifth anniversary of the date of the loan, or in the case of a Home Loan, the twentieth anniversary of the date of the loan. Loan repayments may be suspended under the Plan as permitted under Code Section 414(u). In addition, loan repayments may be suspended during a period when a Participant is on an authorized leave of absence without pay for a period of up to one (1) year.

(d)	Funding; Loan Accounts. Upon the approval of a loan request, the Plan shall liquidate all or a portion of the investments held in the Participant’s Accounts in the order prescribed by Committee rules. Any of a Participant’s Accounts other than the Participant’s Employer Matching Contributions Account and Employer Performance Contributions Account may be used to fund a loan to the Participant. If any Account to be liquidated is invested in more than one Fund, the amount of a particular Fund to be liquidated is the product of the total amount to be liquidated under the Account and a fraction with a numerator equal to the amount of the Account invested in the Fund and a denominator equal to the total balance credited to the Account.

The proceeds from the liquidation of the investments will be credited to a “Loan Account” that is a subaccount of the Participant’s Accounts. For the purpose of the allocation of gains, losses, and earnings of the Trust, a Loan Account is deemed to be invested only in a loan to the Participant and shall be increased by interest at the loan interest rate and decreased by the portion of each payment allocable to the Loan Account. No in-service distribution may be made from an Account in an amount that would exceed the excess of the total balance credited to the Account over the amount of the Loan Account under that Account.

Upon the receipt of the promissory note described below, a loan shall be made from the Loan Account to the Participant.

(e)	Frequency

(1)	A Participant may have only one loan outstanding at any time, whether such loan is a General Purpose Loan or a Home Loan, and no loan may be made to a Participant who already has another outstanding loan from any tax-qualified plan sponsored by the Employer or an Affiliate. Notwithstanding the foregoing, the Plan’s limit on the number of outstanding loans shall not apply to any loans made to a Participant before January 1, 2017; provided, however, that any Participant who has one or more loans outstanding as of January 1, 2017 shall not be allowed to receive another loan under the Plan until all such loans are repaid in full.

(2)	A Participant may not take out a new loan until 12 months have passed from the date the Participant repaid a prior loan in full.

(f)	Promissory Note. A loan shall be evidenced by a promissory note payable to the Plan in such form and containing such terms as the Committee shall direct, subject to the provisions of this Article.

(g)	Interest Rate. All loans will bear interest at a fixed rate determined by the Committee based upon the daily prime feed provided by Reuters as of the close of business on the last day of the month, plus two percent (2%), unless such rate would not be “reasonable” as defined by ERISA Section 408(b)(3), in which case a “reasonable” rate of interest will be used.

(h)	Repayments. Repayment of the loan principal and payment of the interest thereon will be subject to a substantially level repayment schedule, with payments made at least quarterly, that will permit the loan to be fully amortized over the term of the loan. Subject to Treasury Regulations and Committee rules, the preceding sentence will not apply to a period when a Participant is on a bona fide leave of absence without pay for a period of up to one (1) year, provided when the Participant returns to active pay status, the loan (including interest that accrues during the leave of absence) must be repaid by the latest date permitted under Code Section 72(p)(2)(B) and the amount of the installments due after the leave ends, must not be less than the amount required under the original terms of the loan. Pursuant to Code Section 414(u), Committee rules may also permit the suspension of the obligation to repay a loan for a period during which the Participant is performing services in the uniformed services of the United States.

A Participant shall make required payments by payroll deductions in each payroll period. If a Participant’s pay is insufficient to make payments in full, the amount of the deficiency shall be paid by ACH (automated clearing house system for electronic funds transfer) or in such other manner as is acceptable to the Committee. A prepayment of the entire remaining balance of the loan and accrued interest may be made at any time without penalty. A prepayment of a portion of the remaining balance may be made to the extent permitted by Committee rules.

The portion of each payment that is attributable to repayment of the principal of a loan will reduce a Participant’s Loan Account under each Account in the order that is converse to that prescribed pursuant to Section 10.2(d), and will be invested in accordance with the Participant’s current investment direction pursuant to Article 6.

(i)	Security and Default. A Participant’s obligation to repay a loan and interest thereon shall be secured by his Accounts. If a Participant fails to make a required payment and the Committee determines that the loan is in default, the unpaid balance of the loan and accrued interest shall be deducted from the Loan Accounts and, if necessary, from the remaining portion of each Account in the converse order of that prescribed pursuant to Section 10.2(d) until the total amount of the unpaid balance and accrued interest has been reached. The promissory note shall then be canceled. The amount deducted from the Accounts shall be treated as a distribution to the Participant. Notwithstanding the foregoing, no loans will be secured by the Participant’s Accounts in an amount greater than fifty percent (50%) of the value of the balance of the Accounts of such Participant at the time such loan was made. No amount may be deducted from the Accounts until an event that would otherwise entitle the Participant to a distribution from that Account.

(j)	Additional Rules. Any additional rules or restrictions as may be necessary to implement and administer the loan program may be adopted by the Committee.

(k)	Default Upon Termination. A Participant who has an outstanding loan and is entitled to a distribution under the Plan but elects to defer such distribution under Section 8.2 may elect to continue to make payments on the loan on a monthly basis according to a revised amortization schedule as prepared by the Committee, and thereby avoid a loan default. If a terminated Participant subsequently fails to make a required payment and the Committee determines that the loan is in default, the provisions of Section 10.2(i) shall apply.

10.3	Definitions

The following definitions apply to the terms used in this Article:

(a)	“General Purpose Loan” means a loan that is not a Home Loan.

(b)	“Home Loan” means a loan to be used to acquire a dwelling unit that, within a reasonable time after the loan is made, will be used as the principal residence of the Participant. The Plan shall require evidence that a loan will be used for such purpose. Committee rules may deem a loan as incurred to acquire a principal residence if expenditures to acquire the residence are made within 90 days before or after the date that the loan is made. A loan will not qualify as a Home Loan if it is used to construct, rehabilitate, or improve a residence. A loan to repay an existing loan from a third party will be deemed to be for a principal residence if the proceeds of the third-party loan were used to acquire a principal residence and the Plan loan is made within the 90 day period before or after the expenditure to acquire the residence.

Article 11. Benefit Claims

11.1	Inquiries and Applications for Benefits

(a)	All inquiries concerning the Plan or present or future rights to benefits under the Plan and all applications for benefits under the Plan shall be submitted to the Committee in the form and manner prescribed by the Committee. The Committee shall have the sole discretionary authority to grant or deny benefits under the Plan. Benefits under the Plan will be paid only if the Committee decides in its discretion that the applicant is entitled to them.

(b)	If any Participant, Spouse or Beneficiary disagrees with the Committee’s response to such individual’s inquiry or application for benefits, the Participant, Spouse or Beneficiary shall notify the Committee in writing and shall request a review of such response. Any such notice shall be treated as a claim for benefits hereunder.

11.2	Denial of Claims

In the event that any claim for benefits under the Plan is denied in whole or in part, the Committee shall notify the claimant in writing of such denial and of the claimant’s right to a review thereof. Such written notice shall set forth the following information in a manner calculated to be understood by the claimant:

(a)	the specific reason or reasons for the denial;

(b)	specific reference to pertinent Plan provisions on which the denial is based;

(c)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)	an explanation of the Plan’s procedure for review of the denied or partially denied claim, including the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

Such written notice shall be given to the claimant within 90 days after the Committee receives the claim, unless special circumstances require an extension of time, up to an additional 90 days, for processing the claim. If such an extension is required, written notice of the extension shall be furnished to the claimant before the end of the initial 90 day period. Such notice of extension shall indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision on the claim for benefits.

11.3	Review of Denied Claims

(a)	Appeal Request. The Committee shall have the authority to act with respect to any appeal from a denial of a claim for benefits.

Any person whose claim for benefits is denied, in whole or in part, or such person’s duly authorized representative, may appeal from such denial by submitting a request for a review of the claim to the Committee within 60 days after receiving written notice of such denial from the Committee. A claimant or the claimant’s authorized representative will have, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits, and may submit written comments, documents, records and other information in writing within the same 60 day period. A request for review shall set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the claimant deems pertinent. The Committee may require the claimant to submit any additional facts, documents or other material as it may deem necessary or appropriate in making its review.

(b)	Decision on Review. The Committee shall act on each request for review within 60 days after receipt thereof unless special circumstances require an extension of time, up to an additional 60 days, for processing the request. If such an extension is required, written notice of the extension shall be furnished to the claimant within the initial 60 day period. The Committee shall consider the claim, and all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

The Committee shall give prompt, written notice of its decision to the claimant. In the event that the Committee affirms the denial of the claim for benefits, in whole or in part, such notice shall set forth, in a manner calculated to be understood by the claimant:

(1)	the specific reason or reasons for the adverse determination;

(2)	specific reference to pertinent Plan provisions on which the adverse determination is based;

(3)	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

(4)	a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures, as well as a statement of the claimant’s right to bring an action under ERISA Section 502(a).

(c)	Rules and Procedures. The Committee shall establish such rules and procedures, consistent with the Plan and ERISA, as it may deem necessary or appropriate in carrying out its responsibilities under this Section. The Committee may require a claimant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the claimant’s own expense.

11.4	Deadline to File Claim

To be considered timely under the Plan’s claim and review procedures, a claim must be filed with the Committee within one (1) year after the claimant knew or reasonably should have known of the principal facts upon which the claim is based. If or to the extent that the claim relates to a failure to effect a Participant’s or Beneficiary’s investment directions or a Participant’s election regarding contributions, a claim must be filed with the Committee within thirty (30) days after the claimant knew or reasonably should have known of the principal facts upon which the claim is based.

11.5	Exhaustion of Remedies

No legal action for benefits under the Plan shall be brought unless and until the claimant:

(a)	Has submitted an application for benefits in accordance with this Article;

(b)	Has been notified by the Committee that the application is denied;

(c)	Has filed a written request for a review of the application; and

(d)	Has been notified in writing that the Committee has affirmed the denial of the application.

Notwithstanding the foregoing, if any claimant is not provided the notification(s) required by Sections 11.2 or 11.3 within the time periods set forth in those Sections, the claimant may bring a legal action for benefits under the Plan without any further administrative review of the claim.

11.6	Deadline to File Legal Action

No legal action to recover Plan benefits or to enforce or clarify rights under the Plan under ERISA Sections 502 or 510 or under any other provision of law, whether or not statutory, may be brought by any claimant on any matter pertaining to this Plan unless the legal action is commenced in the proper forum before the earlier of:

(a)	thirty (30) months after the claimant knew or reasonably should have known of the principal facts on which the claim is based, or

(b)	six (6) months after the claimant has exhausted the claim and review procedures.

If or to the extent that the claim relates to a failure to effect a Participant’s or Beneficiary’s investment directions or a Participant’s election regarding contributions, the thirty (30) month period shall be nineteen (19) months.

11.7	Knowledge of Fact by Participant Imputed to Beneficiary

For the purpose of applying the deadlines to file a claim or a legal action, knowledge of all facts that a Participant knew or reasonably should have known shall be imputed to every claimant who is or claims to be a Beneficiary of the Participant or otherwise claims to derive an entitlement by reference to the Participant for the purpose of applying the previously specified periods.

11.8	Venue

All litigation in any way related to the Plan (including but not limited to any and all claims brought under ERISA, such as claims for benefits and claims for breach of fiduciary duty) must be filed in the United States District Court for the Northern District of Illinois.

Article 12. Administration

12.1	Appointment of Committee

(a)	The Committee (also known as the Employee Benefits Committee) shall be the “plan administrator” and “named fiduciary” of the Plan, as defined under ERISA. The Committee shall consist of not fewer than three members, to be appointed by the Board of Directors or its chairman. Each member of the Committee may resign, or may be removed at any time by the Board of Directors or its chairman (with or without cause), and, in the event of the removal, death or resignation of any member, his successor shall be appointed by the Board of Directors or its chairman. In the event a vacancy or vacancies shall occur, the remaining member or members of the Committee shall act as the Committee until the Board of Directors or its chairman fills the vacancy or vacancies. The Committee may appoint or designate other fiduciaries and may allocate fiduciary responsibilities among fiduciaries, including members of the Committee.

(b)	No person shall be ineligible to be a member of the Committee because he is, was, or may become entitled to benefits under the Plan, or because he is a director and/or officer of an Employer or an Affiliate; provided, that no member of the Committee shall participate in any determination by the Committee relating specifically to his own benefits under the Plan.

(c)	If a member of the Committee (or a subcommittee) is an Employee of the Company or an Affiliate, the member will serve without compensation for his services as a member. The Company may reimburse the member for expenses properly and actually incurred.

12.2	Powers and Authority; Action Conclusive

(a)	The Committee shall be responsible for the administration of the Plan, and shall have the exclusive right, responsibility and discretionary authority with respect to the construction, interpretation, application or administration of the Plan and eligibility for Plan benefits including, but not limited to, the discretionary power and authority to find facts in connection with any decision made hereunder.

(b)	The Committee shall be responsible for making appropriate provision for the investment and reinvestment of the Trust and shall have the exclusive right, responsibility and authority with respect thereto.

(c)	The Committee shall have all powers necessary or helpful for the carrying out of its responsibilities and to determine all questions of fact, and the decisions or actions of the Committee in good faith in respect of any matter hereunder shall be final, conclusive and binding upon all parties concerned, including, without limitation, any and all Employees, Participants, Spouses, Beneficiaries, heirs, distributees, estates, executors, administrators and assignees. Any determination made by the Committee shall be given deference in the event it is subject to judicial review and shall be overturned only if it is arbitrary and capricious.

(d)	The Committee may delegate to one or more of its members the right to act on its behalf in any one or more matters connected with the administration of the Plan.

12.3	Manner of Action

A majority of the members of the Committee then in office shall constitute a quorum for the transaction of business. The Committee shall select from its members a chairman and shall appoint from its members or otherwise a secretary. The Committee may act by vote or consent of the majority of its members then in office and may establish its own procedures. Upon concurrence in writing of a majority of the members, action of the Committee may be taken without a meeting. The Committee may authorize one or more of its members or any of its agents to execute or deliver any instrument on its behalf, and may employ such counsel, auditors, and other specialists and such clerical and other services as required or desired in carrying out the provisions of the Plan.

12.4	Subcommittees, Counsel and Agents

The Committee may appoint from its members such subcommittees (or one or more such members), with such powers as the Committee shall determine. The Committee may employ such counsel (including legal counsel, who may be counsel for an Employer or an Affiliate) and agents and such clerical and other services as it may require in carrying out the provisions of the Plan, and may charge the fees, charges and costs resulting from such employment as an expense to the Company or to the Plan, to the extent permitted by law. Persons serving on the Committee or any such subcommittee shall be fully protected in acting or refraining from acting in accordance with the advice of legal or other counsel.

12.5	Appointment of Investment Manager

The Committee shall have the authority to select, appoint, and monitor the performance of one or more investment managers (within the meaning of ERISA Section 3(38)) to manage or advise as to the investment of all or any portion of the Trust. Each such investment manager shall satisfy the requirements of ERISA and shall act pursuant to the terms of the applicable investment management agreement or investment advisory agreement. An investment manager shall acknowledge in writing delivered to the Plan and to the trustee its appointment as a fiduciary of the Trust. The investment manager may be terminated at will.

An investment manager appointed under this Section shall have sole investment responsibility for that portion of the Trust which it is appointed to manage. Other fiduciaries of the Plan shall be under no duty to question any direction or lack of direction of any investment manager, but may act, and shall be fully protected in acting in accordance with each such direction of an investment manager. Other fiduciaries of the Plan shall have no responsibility for the investment of any asset of the Trust, the management of which has been delegated to an investment manager, or liability for any loss to or diminution in value of the Trust resulting from any action directed, taken, or omitted by an investment manager.

12.6	Designation of Other Fiduciaries

The Committee may designate in writing other persons to carry out a specified part or parts of its responsibilities hereunder (including the power to designate other persons to carry out a part of such designated responsibility). Any such designation shall be accepted by the designated person, who shall acknowledge in writing that he is a fiduciary with respect to the Plan.

12.7	Reports and Filings

The Committee shall make all reports or other filings necessary to meet the reporting and disclosure requirements that are the responsibility of “plan administrators” under ERISA.

12.8	Records

All resolutions, proceedings, acts, and determinations of the Committee shall be recorded by the secretary of the Committee or under his supervision, and all such records, together with such documents and instruments as may be necessary for the administration of the Plan, shall be preserved in the custody of the secretary.

12.9	Electronic and Other Media

Notwithstanding any provision of the Plan to the contrary, to the extent permitted by law, the Committee may use electronic media in addition to or in lieu of other media, as it deems necessary or appropriate, to conduct transactions, maintain records, make disclosures, reports, and filings, and to otherwise administer the Plan.

12.10 Automatic and Default Elections

To the extent permitted by law, Committee rules may provide that a Participant (or Beneficiary) election will remain in force until the Participant notifies the Committee (in the manner and time prescribed by the Committee) of a modification of such a continuing election. If the Plan requires an affirmative election, the Committee rules may specify that a failure to make a timely affirmative election will be deemed to be a direction to the Plan to take such action specified by the Committee rules. If the Committee adopts a rule pursuant to this Section, it shall be communicated to the affected Participants and Beneficiaries in a manner that assures timely receipt and a reasonable period for the Participant to modify a continuing election or to make an affirmative election.

12.11 Expenses of Administration

The compensation of the Trustee, any reasonable and proper attorneys’ or management fee incurred in the administration of the Trust or other reasonable and proper Plan expenses shall be paid pursuant to Section 15.4.

12.12 Limited Liability and Indemnification

(a)	In General. Except as otherwise provided by law, no person who is a member of the Committee or who is an Employee, officer and/or director of an Employer or an Affiliate

(“Indemnified Person(s)”), shall incur any liability whatsoever on account of any matter connected with or related to the Plan or the administration of the Plan, unless such person shall have acted in bad faith, or have willfully neglected his duties, in respect of the Plan. The Company shall indemnify and save each such person harmless against any and all loss, liability, claim, damage, cost and expense which may arise by reason of, or be based upon, any matter connected with or related to the Plan or the administration of the Plan (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or in settlement of any such claim whatsoever) to the fullest extent permitted by the law.

(1)	An Indemnified Person shall be indemnified under this Section only if he provides written notice to the Employer in the manner and time prescribed by the Company, of any claim asserted against or any investigation of the Indemnified Person that relates to the Indemnified Person’s responsibilities with respect to the Plan. The notice must be provided promptly after the Indemnified Person becomes aware of the claim or investigation. No indemnification shall be provided under this Section to the extent that the Employer is materially prejudiced by the unreasonable delay of the Indemnified Person in notifying the Employer of the claim or investigation.

(2)	An Indemnified Person shall be indemnified under this Section with respect to attorney’s fees, court costs or other litigation expenses or any settlement of such litigation only if the Indemnified Person agrees to permit the Company or Employer to select counsel and to conduct the defense of the lawsuit, and agrees not to take any action in the lawsuit that the Company or Employer believes would be prejudicial to the interests of such Company or Employer. Subject to the consent of the Indemnified Person, the Employer may enter into a settlement or other agreement to compromise a claim, demand, action or proceeding which has given rise to a notice of claim for indemnity hereunder.

(3)	If the Indemnified Person refuses to consent to the terms of a proposed settlement or compromise which is otherwise acceptable to the Employer, any amount awarded against the Indemnified Person in excess of the amount for which settlement or compromise could have been made by the Employer shall not be recoverable, and in such event the Employer shall only be responsible for costs, charges and expenses up to the time at which settlement could have been made.

(4)	No Indemnified Person, including an Indemnified Person who has terminated employment, shall be indemnified under this Section unless he makes himself reasonably available to assist the Employer with respect to the matters at issue, and agrees to provide documents, testimony, information, materials, or other forms of assistance that the Employer shall reasonably request.

(5)	No Indemnified Person shall be indemnified under this Section with respect to any action or failure to act that is judicially determined to constitute or be attributable to the gross negligence or willful misconduct of the Indemnified Person.

(6)	Payments of indemnity under this Section shall be made only from the assets of the Employer and shall not be made directly or indirectly from Plan assets. The provisions of this Section shall not preclude such further indemnities as may be available under insurance purchased by the Employer or as may be provided by an Employer under any by-law, agreement or otherwise, provided that no expense shall be indemnified under this Section that is otherwise indemnified by an Employer or by an insurance contract purchased by an Employer. To the extent permitted by law, the Employer shall be subrogated to all rights which the Indemnified Person may have under all policies of insurance or other contracts pursuant to which the Indemnified Person may be entitled to reimbursement of, or indemnification in respect of, all or any part of the costs, charges and expense which are borne by the Employers pursuant to this agreement.

(b)	Advance Payment of Defense Costs. Except for the indemnities provided for in subsection (c), the Employers will advance and pay all reasonable costs, charges and expenses as they are incurred, provided however:

(1)	that no such advancement shall be made unless and until the Indemnified Person has provided to the Employer a written affirmation of his good faith belief that he has met the standard of conduct necessary for indemnification by the Employer;

(2)	that no such advancement shall be made unless and until the Indemnified Person has provided to the Employer (in the time and manner prescribed by the Company), a written statement by or on behalf of the Indemnified Person to repay all amounts so advanced pursuant to this subsection, if it is subsequently determined that the Indemnified Person has not met the standard of conduct necessary for indemnification by the Employer;

(3)	that if the Indemnified Person subsequently receives indemnification or reimbursement for all or part of any costs, charges or expenses from a source or sources other than the Employer, the amounts so advanced and paid by the Employer shall be repaid by the Indemnified Person to the Employer upon request, to the extent that the Indemnified Person receives indemnification or reimbursement from such other source(s).

(c)	Breach or Non-Fulfillment By Employer. In addition to the indemnities provided for under this Section, the Employer shall defend, indemnify and hold an Indemnified Person harmless from any loss, liability, damage, or expense, including reasonable attorney’s fees, arising in connection with or resulting from any breach or non-fulfillment or any agreement on the part of the Employer pursuant to this Section.

12.13 Reliance on Information

The members of the Committee and any Employer or Affiliate and their respective officers, directors and employees, shall be entitled to rely upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, trustee, insurance company, counsel, physician or other expert who shall be engaged by the Committee, an Employer or an Affiliate, and the

members of the Committee and any Employer or Affiliate and their respective officers, directors and Employees, shall be fully protected in respect of any action taken or suffered by them in good faith in reliance thereon, and all action so taken or suffered shall be conclusive upon all persons affected thereby.

12.14 Instructions to Trustee

The Committee shall provide appropriate written instructions in accordance with the Trust Agreement to enable the Trustee to make the distributions provided for in the Plan.

12.15 Genuineness of Documents

The Committee, Employer and Affiliates and their respective officers, directors and employees, shall be entitled to rely upon any notice, request, consent, letter or other document believed by them or any of them to be genuine, and to have been signed or sent by the proper person, and shall be fully protected in respect of any action taken or suffered by them in good faith in reliance thereon.

12.16 Proper Proof

In any case in which an Employer or the Committee shall be required under the Plan to take action upon the occurrence of any event, they shall be under no obligation to take such action unless and until proper and satisfactory evidence of such occurrence shall have been received by them.

Article 13. Management of Funds

13.1	Trust Agreement

All funds of the Plan shall be held by the Trustee appointed from time to time by the Company under a Trust Agreement adopted, or as amended, by the Company for use in providing the benefits of the Plan and paying expenses not directly paid by the Employer. The Employer shall have no liability for the payment of benefits under the Plan or for the administration of the funds paid over to the Trustee.

13.2	Exclusive Benefit Rule

Except as otherwise provided in the Plan, no part of the corpus or income of the Trust shall be used for, or diverted to, purposes other than for the exclusive benefit of Participants and other persons entitled to benefits under the Plan and paying the expenses of the Plan not paid directly by the Employer. No person shall have any interest in, or right to, any part of the earnings of the funds of the Plan, or any right in, or to, any part of the assets held under the Plan, except as and to the extent expressly provided in the Plan.

Article 14. Amendment, Termination, and Merger

14.1	Amendments to Comply with Law

The Company reserves the right to amend the Plan at any time to take effect retroactively or otherwise, in any manner in which it deems necessary or desirable for the purpose of complying with the provisions of the Code and ERISA and the regulations and rulings thereunder affecting the tax-qualified status of the Plan and the deductibility of Employer Contributions thereto.

14.2	Suspension of Contributions; Termination of Plan

(a)	Suspension of Contributions. It is the Company’s expectation that the Plan and payment of contributions hereunder will be continued indefinitely, but continuance of the Plan by the Company is not assumed as a contractual obligation, and the Company reserves the right to modify or permanently discontinue contributions hereunder at any time. In the case of complete discontinuance of contributions to the Plan, the rights of affected Participants to their Accounts as of the date of the termination or discontinuance shall be nonforfeitable. The Company shall not be liable for the payment of any benefits under the Plan and all benefits hereunder shall be payable solely from the assets of the Trust.

(b)	Termination. The Company may terminate the Plan at any time. Upon complete termination or partial termination of the Plan, the entire interest of each of the affected Participants shall become nonforfeitable. Upon termination of the Plan, Before-Tax Contributions, with earnings thereon, shall only be distributed to Participants if (i) neither the Employer nor an Affiliate establishes or maintains an alternative defined contribution plan and (ii) payment is made to the Participants in the form of a lump sum distribution (as defined in Code Section 402(d)(4), without regard to clauses (i) through (iv) of subparagraph (A), subparagraph (B), or subparagraph (F) thereof). For purposes of this paragraph, an “alternative defined contribution plan” is a defined contribution plan (other than an ESOP) or a simplified employee pension as defined in Code Section 408(k) (“SEP”)) which exists at the time the Plan is terminated or within the 12 month period beginning on the date all assets are distributed. However, in no event shall a defined contribution plan be deemed an alternative plan if fewer than two percent (2%) of the employees who are eligible to participate in the Plan at the time of its termination are or were eligible to participate under another defined contribution plan of the Employer or an Affiliate (other than an ESOP or a SEP) at any time during the period beginning 12 months before and ending 12 months after the date of the Plan’s termination.

14.3	Authority to Amend

The Company may amend the Plan at any time by a written resolution or other written instrument approved by the Board of Directors. The Committee is authorized to exercise the Company’s authority under this Section through a written resolution or other written instrument, without approval of the Board of Directors with respect to any amendment that does not:

(a)	deprive the Company or the Employers of their ability to make tax deductible contributions to the Plan pursuant to the Code;

(b)	violate Section 14.5 (concerning the exclusive benefit and anti-cutback rules);

(c)	have the effect of terminating the Plan;

(d)	increase the cost of providing benefits under the Plan by an amount estimated to be more than $200,000 for each of the first five full Plan Years that the amendment would be effective, unless the amendment is for conforming the Plan with legislation, governmental regulations, rules, or interpretive bulletins expressing a public policy or condition with which the Plan must comply;

(e)	revise this Article to increase the Committee’s authority to amend the Plan or derogate from the authority of the Board of Directors; or

(f)	confer any special advantage whether economic or otherwise, whether present or contingent, on the Committee or its members.

14.4	Form of Amendment

Unless otherwise provided in the Plan, the amendment shall be made by an instrument in writing, signed by a duly authorized officer or officers of the Company (as appropriate), certifying that the amendment has been authorized by the Board of Directors or the Committee.

14.5	Limitations

The provisions of this Article are subject to the following restrictions:

(a)	No amendment to the Plan may operate either directly or indirectly to give an Employer an interest in a Fund or property held by the Trustee under the terms of the Plan, or to permit corpus or income of the Trust to be used for or diverted to purposes other than the exclusive benefit of the Participants and their Beneficiaries.

(b)	Except as permitted by Treasury Regulations or to the extent necessary to conform to laws and regulations or to the extent permitted by any applicable law or regulation, no amendment may operate either directly or indirectly to deprive any Participant of his nonforfeitable interest in his Accounts as they are constituted at the time of the amendment.

(c)	No amendment shall change any vesting schedule unless each Participant who has completed three or more years of continuous service is permitted to elect to have the nonforfeitable percentage of his Accounts computed under the Plan without regard to such amendment. The period for making such election shall commence no later than the date of the adoption of such amendment and shall expire no earlier than 60 days after the latest of the following dates: (A) the date the Plan amendment is adopted, (B) the date the Plan amendment becomes effective, or (C) the date the Participant is issued written notice of the Plan amendment by the Committee. Notwithstanding the foregoing, no election need be offered to a Participant whose nonforfeitable percentage of his Accounts cannot at any time be lower than such percentage determined without regard to such amendment.

14.6	Merger, Consolidation, or Transfer

The Plan may not be merged or consolidated with, and its assets or liabilities may not be transferred to, any other plan unless each person entitled to benefits under the Plan would, if the resulting plan were then terminated, receive a benefit immediately after the merger, consolidation, or transfer that is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation, or transfer if the Plan had then terminated. In the event that a Participant ceases to be eligible to participate in the Plan, but becomes eligible to participate in another tax-qualified plan sponsored by the Employer or an Affiliate, the Committee may direct, with or without the Participant’s consent, the transfer of the Participant’s Account to the other plan sponsored by the Employer or Affiliate.

14.7	Participation by Affiliates

(a)	The Company may extend the Plan to any Affiliate. An Affiliate may become an “Employer” pursuant to a resolution adopted by the Board of Directors. The Affiliate shall transmit a copy of the resolution to the Company.

(b)	Each Affiliate to whom the Plan has been extended irrevocably gives and grants to the Company full and exclusive power conferred upon it by the terms of the Plan and Trust Agreement to take or refrain from taking any and all action which such Affiliate might otherwise take or refrain from taking with respect to the Plan, including sole and exclusive power to exercise, enforce or waive any rights whatsoever which such Affiliate might otherwise have with respect to the Trust, and each such Affiliate, by adopting this Plan, irrevocably appoints the Company its agent for such purposes. Neither the Trustee nor the Committee nor any other person shall have any obligation to account to any such Affiliate or to follow the instructions of or otherwise deal with any such Affiliate, the intention being that all persons shall deal solely with the Company as if it were the sole company which had adopted this Plan.

(c)	Any Affiliate shall be deemed conclusively to have assented to any amendment of the Plan pursuant to this Article without the necessity of any affirmative action on the part of such Affiliate.

(d)	Any Affiliate may terminate this Plan with respect to its own employees by resolution of its board of directors, if authorized to do so by the Board of Directors of the Company, or any person so duly authorized by the Board of Directors

(e)	Each Affiliate shall furnish information and maintain such records with respect to its Participants as called for hereunder, and its determinations and notifications with respect thereto shall have the same force and effect as comparable determinations by the Company with respect to its Participants.

(f)	If a Participant receives Compensation during a Plan Year from more than one Employer, the total amount of such Compensation shall be considered for the purposes of the Plan, and the respective Employers and Affiliates shall share in contributions to the Plan on account of said Participant based on the Compensation paid to such Participant by the Employer or Affiliate.

(g)	Each Affiliate shall pay such part of the Plan’s necessary expenses incurred in the administration of the Plan as the Company shall determine.

(h)	An Affiliate may with consent of the Board of Directors withdraw from the Plan by giving written notice of its intention to the Company and the Trustee, unless a shorter notice shall be agreed to by the Company.

(i)	If an Affiliate already maintains a defined contribution plan covering employees who will be covered by this Plan, such plan may be merged into this Plan.

Article 15. General Provisions

15.1	Nonalienation

Except as required by applicable law, no Account or benefit under the Plan shall in any manner be anticipated, assigned (either at law or in equity) or alienated, and any attempt to do so shall be void. However, payment shall be made in accordance with the provisions of any judgment, decree, or order that creates for, or assigns to, a Spouse, former Spouse, child or other dependent of a Participant the right to receive all or a portion of the Participant’s benefits under the Plan for the purpose of providing child support, alimony payments, or marital property rights to that Spouse, child, or dependent, is made pursuant to a State domestic relations law, does not require the Plan to provide any type of benefit, or any option, not otherwise provided under the Plan, and otherwise meets the requirements of ERISA Section 206(d), as amended, as a “qualified domestic relations order,” as determined by the Committee.

Notwithstanding anything herein to the contrary, the above shall not apply to an order or requirement to pay funds to the Plan arising under a judgment or conviction for a crime involving the Plan or under a civil judgment entered by a court in an action alleging a violation of Part 4 of ERISA to the extent permitted under Code Section 401(a)(13)(C) and ERISA Section 206(d)(4), or the creation, assignment or recognition of a right to any benefit payable with respect to a Participant pursuant to a domestic relations order which is determined by the Committee to be a qualified domestic relations order as defined in Code Section 414(p) and ERISA Section 206(d).

15.2	Missing Persons

If the Committee is unable to locate a proper payee within one year after an Account becomes payable after taking reasonable steps to locate the payee, the Committee may treat the balance credited to the Account as a forfeiture; however, if a claim for benefits is subsequently presented by a person entitled to a payment, the forfeited amount shall be reinstated to the Account upon verification of the claim, except for those amounts that have been paid pursuant to an escheat or other applicable law. Forfeitures restored under this Section shall be paid from current forfeitures, and if insufficient, from an additional Employer Contribution.

15.3	Incapacity

If the Committee shall find that a Participant or other person entitled to a benefit under the Plan is unable to care for his affairs because of illness or accident or is a minor, the Committee may direct that any benefit due to such Participant or other person, unless a claim shall have been made for the benefit by a duly-appointed legal representative, be paid to his guardian, conservator, Spouse, dependent, or such other person as determined by the Committee, and such distribution so made shall be a complete discharge of the liabilities of the Plan with respect to the Participant.

15.4	Plan Expenses

The Company or the Employer may, in its sole and absolute discretion, pay expenses authorized and incurred in the administration of the Plan, but is not required to do so. Any such expenses not paid by the Company or the Employer shall be paid from the Trust. Notwithstanding the foregoing, brokerage fees, transfer taxes, and other expenses incident to the purchase or sale of securities and other investments by the Trustee shall be deemed to be part of the cost of such securities and investments, or deducted in computing the proceeds of a sale, as the case may be.

15.5	Termination of Employment

Nothing contained in the Plan shall be construed to give any Employee the right to be retained in the service of an Employer or an Affiliate or to interfere with the right of an Employer or Affiliate to discharge any Employee at any time. The Committee has the exclusive right to determine whether an Employee has terminated for the purpose of the Plan and to determine the date of a termination.

15.6	Information

Each Participant, Beneficiary, or other person entitled to a benefit, before any benefit shall be payable to him or on his account under the Plan, shall file with the Committee the information that it shall require to establish his rights and benefits under the Plan.

15.7	Withholding Taxes

The Employer or Trustee may withhold from a Participant’s compensation or any payment under the Plan any taxes required to be withheld with respect to contributions or benefits under the Plan and such sum as the Employer or Trustee may reasonably estimate as necessary to cover any taxes for which they may be liable and which may be assessed with respect to contributions or benefits under the Plan.

15.8	Top-Heavy Provisions

Notwithstanding anything in the Plan to the contrary, if, after applying the special definitions in subsection (a) the Plan is determined under subsection (b) to be a top-heavy plan for a Plan Year, then the special rules set forth in subsection (c) shall apply.

(a)	Definitions. The following definitions apply to the terms used in this Section:

(1)	“applicable determination date” means the last day of first Plan Year or the preceding Plan Year.

(2)	“applicable Valuation Date” means the Valuation Date coincident with or immediately preceding the last day of the first Plan Year or the preceding Plan Year, whichever is applicable.

(3)	“key employee” means an Employee who is in a category of Employees determined in accordance with the provisions of Code Sections 416(i)(1) and (5), and any Treasury Regulations thereunder, and where applicable, on the basis of the Employee’s Compensation from the Employer or an Affiliate.

(4)	“non-key employee” means any Employee who is not a key employee.

(5)	“permissive aggregation group” means each plan in the required aggregation group and any other qualified plan(s) of the Employer or an Affiliate in which all members are non-key employees, if the resulting aggregation group continues to meet the requirements of Code Sections 401(a)(4) and 410.

(6)	“required aggregation group” means any other qualified plan(s) of the Employer or an Affiliate in which there are members who are key employees or which enable(s) the Plan to meet the requirements of Code Sections 401(a)(4) or 410.

(7)	“top-heavy ratio” means the ratio of (A) the value of the aggregate of the Accounts under the Plan for key employees to (B) the value of the aggregate of the Accounts under the Plan for all key employees and non-key employees.

(b)	Top-Heavy Plan. For purposes of this Section, the Plan shall be a top-heavy plan with respect to any Plan Year if, as of the applicable determination date, the top-heavy ratio exceeds 60 percent (60%). The top-heavy ratio shall be determined as of the applicable Valuation Date in accordance with Code Sections 416(g)(3) and 416(g)(4) and Article 7. For purposes of determining whether the Plan is top-heavy, the Account balances under the Plan will be combined with the account balances or the present value of accrued benefits under each other plan in the required aggregation group and, in the Employer’s discretion, may be combined with the account balances or the present value of accrued benefits under any other qualified plan in the permissive aggregation group.

Distributions made with respect to a Participant under the Plan during the one-year period ending on the applicable determination date shall be taken into account for purposes of determining the top-heavy ratio; distributions under plans that terminated within such one-year period shall also be taken into account if any such plan contained key employees and, therefore, would have been part of the required aggregation group. In the case of a distribution made for a reason other than severance from employment, death or Disability, this provision applies by substituting “five-year” period for “one-year” period. Notwithstanding the foregoing, the accrued benefits and accounts of any individual who has not performed services for the Employer or an Affiliate during the one-year period ending on the applicable determination date are not taken into account.

(c)	Minimum Employer Contribution. For any Plan Year in which the Plan is determined to be top-heavy, the Employer shall make a minimum additional Employer contribution on behalf of each non-key employee who participates in the Plan and who has not severed his employment (within the meaning of Code Section 401(k)(2)(B)(i)(I)) with all Employers and Affiliates as of the last day of the Plan Year.

For purposes of this Section, the minimum Employer contribution equals the lesser of (i) three percent (3%) of such non-key employee’s Compensation, or (ii) the largest percentage of such Compensation provided for a key employee during the Plan Year. For purposes of this Section, elective deferrals of key employees are treated as Employer contributions and included in determining the allocation on behalf of each such key employee. In determining the amount of Employer contributions which are needed to satisfy the requirements of this Section, elective deferrals of non-key employees are not taken into account.

Notwithstanding the foregoing provisions of this Section, a minimum Employer contribution is not made to any Employee to the extent the Employee is covered under any other plan of the Employer and the Employer has provided that the minimum allocation or benefit requirement applicable to top-heavy plans is met in the other plan or plans.

(d)	Committee. The Committee shall have responsibility to make all calculations to determine whether the Plan is top-heavy.

15.9	Requirement to Be in Written Form

Various notices provided by the Employer or Committee, and various elections made by a Participant are required to be in written form. Except as otherwise provided under Internal Revenue Service or Department of Labor regulations or other guidance, these notices and elections may be conveyed through an electronic system.

15.10 Elections

Any elections, notifications, or designations made by a Participant pursuant to the provisions of the Plan shall be made in the form and manner prescribed by the Committee and in a time determined by the Committee under rules uniformly applicable to all Eligible Employees similarly situated. The Committee reserves the right to change from time to time the time and manner for making elections, notifications, and designations by Participants under the Plan if it determines after due deliberation that such action is justified in that it improves the administration of the Plan. In the event of a conflict between the provisions for making an election, notification, or designation set forth in the Plan and such new administrative procedures, those new administrative procedures shall prevail.

15.11 Recovery of Overpayment

(a)	General. If the Plan makes an overpayment or pays a benefit in error, the Plan has the right at any time, as elected by the Committee, to offset the amount of that overpayment from a future payment under the Plan, recover that overpayment from the person to whom it was made, a combination of both, or pursue any other lawful means of recovering such overpayment.

(b)	Lien. Any person in receipt of a payment from the Plan promises to reimburse the Plan for any overpayment. Any person in receipt of any benefit paid but not owed has an obligation to immediately notify the Committee of the overpayment and to return the overpaid benefits to the Plan. The Plan possess a lien on any benefit paid but not owed under the terms of the Plan. The lien is enforceable regardless of the reason for the mistake in payment or the fault or knowledge of the person in possession of the mistakenly paid Plan assets. The lien shall remain in effect until the Plan is repaid in full.

(c)	Corrective Action. The Committee may take whatever action is necessary to enforce the Plan’s lien on any overpayments. The Committee has sole discretion to choose the methods for enforcing the Plan’s lien. These methods include, without limitation, the Plan’s recoupment of the overpayment from future benefit payments or a court action seeking imposition of a constructive trust and disgorgement of the overpaid Plan benefits plus interest, or any other claim to recover Plan assets under ERISA or any applicable law.

15.12 Prohibition Against Profiting From Participant’s Death

If the Committee, in its sole discretion, determines that a Beneficiary may have intentionally caused the Participant’s death, the Committee in its sole discretion may take any action the Committee determines appropriate, including but not limited to:

(a)	Delaying payments of any benefit to such Beneficiary for any period the Committee determines appropriate, including until there is a judicial determination of the Beneficiary’s guilt or innocence; and

(b)	Deciding to pay the benefit otherwise payable to the Beneficiary to another Beneficiary.

15.13 Severability

If a provision of this Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included in the Plan.

15.14 Construction

(a)	Applicable Law. To the extent not preempted by the laws of ERISA, the laws of the State of Illinois shall be the controlling law in all matters relating to the Plan.

(b)	Headings. The headings of the Plan are inserted for convenience or reference only and are not to be considered in the construction or the interpretation of the Plan. References herein to Articles or Sections are references to the Articles or Sections of the Plan document, unless otherwise indicated.

(c)	Gender, Number and Other References. Except when otherwise indicated by the context, any masculine terminology shall also include the feminine, and the definition of any term in the singular shall also include the plural. In the Plan, “includes” or “including” shall mean “including, without limitation.” References herein to days, weeks, months, quarters and years are references to such periods as determined by the Julian calendar. References herein to statutes, laws, rules or regulations shall mean such statutes, laws, rules, or regulations as the same may from time to time be amended, modified or superseded.

* * * * * * * * * *

In Witness Whereof, PCS Administration (USA), Inc. has caused this instrument to be executed by its duly authorized officer this 17th day of December, 2016.

PCS ADMINISTRATION (USA), Inc.

By	/s/ Lee M. Knafelc
Lee M. Knafelc
Senior Vice President,
Human Resources & Administration

Appendix A. The Employers

The Employers under this Plan are:

PCS Administration (USA), Inc.

White Springs Agricultural Chemicals, Inc.

PCS Phosphate Company, Inc.

PCS Nitrogen Fertilizer, LP

PCS Nitrogen Ohio, LP

PCS Sales (USA), Inc.

PCS Sales (Iowa), Inc.

PCS Purified Phosphates

Appendix B. Employee Stock Ownership Plan

B.1 Application of Plan Provisions

The provisions of the Plan apply to the ESOP except as modified by this Appendix B. The provisions of this Appendix shall supersede any other conflicting Plan terms.

B.2 Definitions. For purposes of this Appendix:

(a)	“Company” means Potash Corporation of Saskatchewan, the Company’s parent corporation.

(b)	“Company Stock” means common stock of the Company that is “employer securities” within the meaning of Code Section 409(1).

(c)	“Disqualified Person” means any of the following, as further described in Code Section 4975(e)(2):

(1)	a fiduciary,

(2)	a person providing services to the Plan,

(3)	an Employer, any of whose Employees are covered by the Plan,

(4)	an employee organization, any of whose members are covered by the Plan,

(5)	a direct or indirect owner of at least fifty percent (50%) of the combined voting power of all classes of stock entitled to vote, or the total value of shares of all classes of stock of the Company that is an Employer or employee organization described in paragraphs (3) or (4) above,

(6)	a family member of any person described in paragraphs (1), (2), (3), or (5),

(7)	a corporation, partnership, trust or estate of which (or in which) fifty percent (50%) or more of the combined voting power of all classes are stock entitled to vote, or the total value of all shares of all classes of stock of the Company, is owned directly or indirectly, or held by persons described in paragraphs (1), (2), (3), (4), or (5),

(8)	an officer, director (or an individual having powers or responsibilities similar to those of officers or directors), a 10 percent (10%) or more shareholder, or a highly compensated employee (earning at least 10 percent (10%) of annual wages of an employer) of a person described in paragraphs (3), (4), (5), or (7), or

(9)	a 10 percent (10%) (or more) (in capital or profits) partner or joint venturer of a person described in paragraphs (3), (4), (5), or (7).

(d)	“Dividends” means those dividends on Company Stock.

(e)	“ESOP” means (unless the context indicates otherwise), the portion of the Plan that is comprised of the ESOP Accounts of all Participants.

(f)	“ESOP Account” means the portion of a Participant’s Account invested in the Company Stock Fund.

(g)	“Non-ESOP Account” means the portion of a Participant’s Account that is not allocable to his ESOP Account.

(h)	“Participant” means an individual who has amounts credited to an ESOP Account.

B.3 ESOP Investments and Loans

(a)	Company Stock. To the extent permitted under ERISA, the ESOP shall be invested exclusively (other than for the purpose of maintaining sufficient liquidity to provide for distributions, withdrawals, and transfers under the Plan) in Company Stock, without regard to the diversification of assets of the Plan and Trust. The Company desires that the Company Stock Fund be offered under the Plan to permit Participant ownership in the Company.

(b)	Funding. Except as provided by the Committee, no contributions may be made directly to the ESOP. Amounts credited to a Participant’s ESOP Account shall be those amounts in the Company Stock Fund that are allocable to the Participant immediately before the establishment of the ESOP, adjusted by amounts transferred to and from the ESOP Account, and by the amount of the distributions, earnings and losses attributable to the ESOP Account. Contributions made to the Non-ESOP Account during the Plan Year and invested in the Company Stock Fund shall be transferred by the Plan to the ESOP Account during or after the Plan Year as prescribed by Committee rules.

(c)	ESOP Loans Prohibited. The ESOP may not borrow funds, directly or indirectly, to acquire Company Stock.

(d)	Acquisition and Disposition of Company Stock

(1)	General. The Trustee may purchase and sell Company Stock only at its fair market value. The Committee may direct the Trustee to buy Company Stock from, or sell Company Stock to, any person, subject to paragraph (2).

(2)	Transactions with Disqualified Persons. No commission may be charged in a transaction involving Company Stock between the Trust and a Disqualified Person and such a transaction shall be for adequate consideration (as defined in ERISA Section 3(18)).

B.4 Dividends Paid on Company Stock

(a)	In General. At the election of a Participant (or his Beneficiary), any cash dividend paid with respect to Company Stock credited to the Participant’s ESOP Account as of the record date for such dividend payment will be paid (i) to the Trust and reinvested in Company Stock, or (ii) in cash directly to such Participant. A Participant shall be deemed to elect to have the cash dividends automatically reinvested in Company Stock unless the Participant files a timely election with the Committee, as described in subsection (b), to have all or a portion of the cash dividends paid to the Participant. Cash dividends paid directly to a Participant pursuant to this subsection shall be distributed as provided by the Committee in accordance with applicable law.

(b)	Notice and Election. In accordance with procedures established by the Committee, the Company shall provide notice to each Participant that sets forth his right to elect to receive dividends in cash, as described in subsection (a), and the procedures for making an election. Once made, a Participant’s election will continue in effect until changed by the Participant in accordance with any procedures established by the Committee. A Participant will have a reasonable opportunity to change his election at least annually.

Notwithstanding anything in the Plan or this Appendix to the contrary, the election available to the Participant described in this Section shall be administered in accordance with such rules and regulations as may be issued by the Internal Revenue Service pursuant to Code Section 404(k)(2)(A)(iii).

B.5 Diversification of Investments in Company Stock

Notwithstanding anything in the Plan to the contrary, the Plan is intended to satisfy the diversification requirements of Code Section 401(a)(35). Each Participant (or his Beneficiary) shall be permitted to divest all or any portion of his ESOP Account and reinvest amounts invested in the Company Stock Fund in other Funds provided under the Plan in accordance with the rules of Article 6. For purposes of this Section, at least three other Funds shall be available as alternatives to the Company Stock Fund. Each alternative Fund shall be diversified and shall have materially different risk and return characteristics.

B.6 Special Rules for Company Stock

The following additional rules apply with respect to Company Stock:

(a)	As of each Valuation Date, uncredited cash dividends attributable to Company Stock previously allocated to a Participant’s ESOP Account shall be credited to his ESOP Account.

(b)	As of each Valuation Date, uncredited whole and fractional shares of Company Stock resulting from stock dividends or splits attributable to Company Stock previously allocated to a Participant’s ESOP Account shall be credited to his ESOP Account.

(c)	If rights or warrants are issued with respect to any Company Stock, such rights or warrants shall be appropriately reflected in the Participants’ ESOP Account, in accordance with rules established by the Committee and uniformly applied, until sold or exercised by the Trustee and the proceeds appropriately reflected as directed by the Committee.

B.7 Voting and Tender Offer Decisions

(a)	Participant Voting Direction. A Participant (or his Beneficiary) shall have the right to direct the Trustee as to the manner in which shares of Company Stock allocated to such Participant’s ESOP Account are to be voted on each matter brought before an annual or special meeting of the stockholders of the Company.

(1)	Participant Information. Before a stockholders meeting, the Committee shall furnish to a Participant a copy of the proxy solicitation material, together with a form requesting confidential directions on how such shares of Company Stock allocated to such Participant’s ESOP Account shall be voted on each such matter.

(2)	Trustee Action. Upon timely receipt of a Participant’s voting directions, the Committee shall direct the Trustee to vote such shares in accordance with such instructions. A Participant’s instructions to the Trustee shall be held by the Trustee in strict confidence and shall not be divulged or released to any person, including officers or Employees of the Company. Except as provided by law, the Trustee may not vote shares of Company Stock allocated to a Participant’s ESOP Account for which it has not received direction.

(b)	Tender Offer Direction. Each Participant (or his Beneficiary) shall have the sole and exclusive right to direct the Trustee in writing as to the manner in which to respond to a tender or exchange offer with respect to shares of Company Stock allocated to such Participant’s ESOP Account.

(1)	Participant Information. Within a reasonable time of the commencement of a tender offer, the Committee shall use its best efforts to distribute to each Participant copies of any pertinent material supplied by the tender offeror or the Company, together with a request for the Participant’s instructions pertaining to tender of the applicable shares.

(2)	Trustee Action. Upon timely receipt of such instructions, the Trustee shall respond as instructed with respect to shares of Company Stock allocated to such Participant’s ESOP Account. A Participant’s instructions to the Trustee shall be held by the Trustee in strict confidence and shall not be divulged or released to any person, including officers or Employees of the Company. Except as provided by law, if the Trustee does not receive timely instruction from a Participant as to the manner in which to respond to such a tender or exchange offer, the Trustee shall not tender or exchange any shares of Company Stock for which the Participant has the right of direction.

(c)	Treatment of Proceeds. The Trustee shall aggregate numbers representing Participants’ instructions and shall tender such shares in accordance with such instructions. The proceeds of any shares of Company Stock tendered in accordance with this Section which are purchased and paid for by the tender offeror shall be credited to the Fund or Funds elected by the Participant pursuant to rules established by the Administrator. In the event all shares of Company Stock tendered by Participants are not purchased pursuant to the tender offer, the Committee is authorized to allocate the proceeds of the whole and fractional shares purchased from all such Participants pro rata, based upon the aggregate shares tendered by each Participant.

(d)	Named Fiduciary. For the purpose of this Section, each Participant (or Beneficiary) is, hereby designated a “named fiduciary” within the meaning of ERISA Section 403(a)(1).

B.8 Distributions

(a)	Commencement. A Participant is entitled to a distribution from the ESOP Account at the time prescribed by the Plan, but no later than the period prescribed by Code Section 409(o).

(b)	Distribution Form. A Participant shall have the right to elect to commence distribution of his ESOP Account balance in any form permitted by Section 8.5. Unless the Participant elects otherwise, his ESOP Account shall be distributed in substantially equal periodic payments (but not less frequently than annually) over a period not longer than the greater of:

(1)	five years, or

(2)	in the case of a Participant with an ESOP Account balance in excess of $1,015,000, as adjusted, five years plus one additional year (but not more than five additional years) for each $200,000, as adjusted, or fraction thereof by which such balance exceeds $1,015,000, as adjusted.

The dollar amounts specified in paragraph (2) shall be adjusted for changes in the cost of living as prescribed by the Internal Revenue Service in accordance with Code Section 409(o)(1)(C)(ii).

(c)	Distribution in Company Stock. Any distribution of a Participant’s ESOP Account that would otherwise be made in cash, shall, if the Participant so elects, be made in Company Stock; provided, however, that fractional shares shall not be distributed and, instead, the cash value of any fractional share shall be distributed.

B.9 Put Option if Company Stock is Not Readily Tradable

In accordance with Code Sections 409(h)(4), (5) and (6), this Section shall apply if Company Stock ceases to be readily tradable on an established market.

(a)	Acquisition and Disposition of Stock. The Trustee shall purchase and sell Non-Publicly Traded Stock at its fair market value. The Committee shall determine the fair market value of Company Stock based upon the value determined by an independent appraiser within the meaning of Code Section 401(a)(28)(C).

(b)	Participant Put Option

(1)	When Required. If a Participant receives a distribution of Company Stock and either:

(A)	the Company Stock ceases to be readily tradable on an established market, or

(B)	the Company Stock is subject to a trading limitation under federal or state securities law, or regulations thereunder, or an agreement which would make the Company Stock not as freely tradable as stock not subject to such limitation, then the Company Stock distributed to the Participant (or Beneficiary) must be subject to a put option as described in this Section that permits the holder of the put option to require the Company to repurchase the Company Stock.

(2)	Holder of Put. The put option shall be exercisable by the Participant or the Beneficiary, by the donees of either, or by a person (including an estate or its distributee) to whom the Company Stock passes by reason of the death of the Participant or the Beneficiary.

(3)	Responsibility for Put. The holder of the put option shall be entitled to put the Company Stock to the Company. The Committee, however, shall have the authority to assume the rights and obligations of the Company at the time the put option is exercised by directing the Trustee to repurchase the Company Stock. Under no circumstances may the put option bind the Plan. If it is known that federal or state law will be violated by the Company’s honoring the put option, the put option must permit the Company Stock to be put, in a manner consistent with such law, to a third party (for example, an affiliate of the Company or a shareholder other than the Plan) that has, and is expected to continue to have, a substantial net worth.

(4)	Duration of Put. The put option shall be exercisable only during the 60 day period immediately following the date of the distribution of the Company Stock, and if the put option is not exercised during that period, it can be exercised for an additional 60 days in the following Plan Year.

(5)	Manner of Exercise. A put option is exercised by the holder notifying the Company in writing that the option is being exercised, in the time and manner prescribed by the Committee.

(6)	Price. The exercise price for a put option shall be the fair market value of the Company Stock as determined by an independent appraiser within the meaning of Code Section 401(a)(28)(C).

(7)	Payment Terms and Restrictions. The terms of payment for the sale of Company Stock pursuant to a put option shall be as provided in the put option and may be either paid in a lump sum or in installments as provided by the Committee.

(A)	If Lump Sum Distribution Made. If the Company is required to repurchase Company Stock that was distributed to the Participant as a lump sum distribution of the Participant’s entire account balance, the requirement of this subsection shall be treated as met if:

(i)	the amount to be paid for the Company Stock is paid in substantially equal periodic payments (not less frequently than annually),

(ii)	the payments are made over a period beginning not later than 30 days after the exercise of the put option described in paragraph (4) and not exceeding five years, and

(iii)	there is adequate security provided and reasonable interest paid on the unpaid amounts referred to in clause (i).

(B)	If Installment Payments Made. If the Company is required to repurchase Company Stock that was distributed to the Participant in installments, the requirement of this subsection shall be treated as met if the amount to be paid for the Company Stock is paid not later than 30 days after the exercise of the put option described in paragraph (4).

(8)	Nonterminable Right. The provisions of this Section shall continue to apply even if the ESOP ceases to be an ESOP within the meaning of Code Section 4975(e)(7).

B.10 Offset of Pension Benefit

Amounts credited to a Participant’s ESOP Account may not be taken into account (i.e., for purposes of any “floor offset” arrangement) in determining the Participant’s benefit under any defined benefit pension plan qualified under Code Section 401(a), in accordance with ERISA Sections 407(a) and (b).

Supplement A. PCS Phosphate Company, Inc.

A.1 Transfer Accounts

(a)	In General. For each Participant who had a balance credited to his Employer Matching Contributions Account under the Plan on December 31, 1998, a separate Account (“Phosphate Transfer Account”) will be maintained with respect to such balance, as adjusted for subsequent earnings, gains, and losses. Such a Participant may make in-service withdrawals from the Phosphate Transfer Account as provided in subsection (b).

(b)	In-Service Withdrawals from the Transfer Account. A Participant described in subsection (a) may make an in-service withdrawal from his Phosphate Transferee Account after:

(1)	age 59 1/2 or a Disability, as provided in Section 9.1(a), or

(2)	the fifth anniversary of the date the Participant commenced participation in the Plan.

(c)	Oxy Transfer Accounts. In addition to the distribution options available under Section 8.5, a Participant who had a balance credited to his Oxy Transfer Account (assets transferred from the Occidental Petroleum Corporation Savings Plan) under the Plan on December 31, 1998, may elect a partial lump sum distribution in a specified dollar amount. A Participant may request a partial lump sum distribution only after a period of five months has elapsed since the last such request by the Participant has been processed. A distribution made pursuant to this subsection shall be subject to the limitations described in Section 8.11.

Supplement B. PCS Nitrogen, Inc.

B.1 Asset Transfer; Transfer Accounts

(a)	In General. Effective January 1, 2000, the account balances of those Eligible Employees of PCS Nitrogen, Inc. that were held under the PCS Nitrogen 401(k) Savings Plan (“Nitrogen Plan”) were transferred to the Plan. These account balances were credited to the appropriate Accounts under the Plan. The amounts credited to the employer contributions account under the Nitrogen Plan shall be credited to a separate account (“Transfer Account”) under this Plan. The Transfer Account includes qualifying employer securities (“Company Stock”) as defined in ERISA Section 407(d)(5) that had been originally acquired through a loan to a predecessor of the Nitrogen Plan, the Arcadian Corporation Employee Stock Ownership Plan (“ESOP”) and then replaced by stock of Potash Corporation of Saskatchewan upon that Corporation’s acquisition of Arcadian Corporation, later renamed PCS Nitrogen, Inc. The loan satisfied the requirements of ERISA Section 408(b)(3) and Code Section 4975(d)(3) for a loan to a plan made by, or guaranteed by, a disqualified person and has been fully discharged.

(b)	Vesting. The Transfer Account described is fully vested in the case of a person who is an Employee of the Employer or an Affiliate on January 1, 2000.

(c)	In-Service Withdrawals. Amounts credited to the Transfer Account may be withdrawn or distributed only if the Participant terminates employment, becomes Disabled, attains age 59 1/2, or satisfies the requirements of Section 9.2 (relating to hardship withdrawals).

(d)	Investment Direction. A Participant may elect to sell Company Stock and transfer the proceeds to another Fund pursuant to Article 6.

(e)	Distribution Methods; Right to Demand Stock Distribution. The applicable form of payment under Section 8.5 shall also apply to the Transfer Account. However, notwithstanding the foregoing, a Participant may elect to receive a distribution from the Transfer Account in the form of Company Stock or cash, or both, and may receive Company Stock notwithstanding the election of installment payments. The preceding sentence does not apply to the extent that Company Stock has been sold pursuant to a Participant’s investment direction under subsection (d).

(f)	Special ESOP Rules

(1)	Nonterminable Protections and Rights. Except as provided in paragraph (2) or by law, no Company Stock credited to the Transfer Account may be subject to a put, call, or other option, or buy-sell or similar arrangement when held by and when distributed by the Trust. The protections and rights granted by this paragraph and the put option rights granted by paragraph (2) are nonterminable, and such protections and rights shall continue to exist under the terms of the Plan so long as any Company Stock credited to the Transfer Account is held by the Trust or by a Participant or other person for whose benefit such protections and rights have been created.

(2)	Put Option If Stock is not Readily Tradable

(A)	In General. When Company Stock is distributed to a Participant, the Participant shall have the right to require the Employer to repurchase such Company Stock pursuant to paragraph (2) under a fair valuation method as described below if-

(i)	the Company Stock is not readily tradable on an established securities market when distributed, or

(ii)	the Company Stock is subject to a trading limitation.

A trading limitation is a restriction under a Federal or State securities law or an agreement (not prohibited by paragraph (1)) affecting the Company Stock so that it is not as freely tradable as stock not subject to such restriction.

An arrangement involving the Plan that creates a put option must not provide for the issuance of put options other than as provided under this section. The Plan (and the Trust) must not otherwise obligate itself to acquire Company Stock from a particular holder thereof at an indefinite time determined upon the happening of an event such as the death of the holder.

(B)	Fair Valuation. Valuations must be made in good faith and based on all relevant factors for determining the fair market value of securities. In the case of a transaction between a Plan and a disqualified person, value must be determined as of the date of the transaction. For all other Plan purposes, value must be determined as of the most recent valuation date under the Plan. An independent appraisal will not in itself be a good faith determination of value in the case of a transaction between the Plan and a disqualified person. However, in other cases, a determination of fair market value based on at least an annual appraisal independently arrived at by a person who customarily makes such appraisals and who is independent of any party to the transaction will be deemed to be a good faith determination of value. Company Stock not readily tradable on an established securities market shall be valued by an independent appraiser meeting requirements similar to the requirements of the regulations prescribed under Code Section 170(a)(1).

For purposes of this Plan, the term “disqualified person” means a person who is a fiduciary, a person providing services to the Plan, an Employer any of whose Employees are covered by the Plan, an employee organization any of whose members are covered by the Plan, an owner, direct or indirect, of fifty percent (50%) or more of the total combined voting power of all classes of voting stock, or an officer, director, 10 percent (10%) or more shareholder, or a Highly Compensated Employee.

(C)	The Put Option. The put option must be exercisable only by a Participant, by the Participant’s donees, or by a person (including an estate or its distributee) to whom the Company Stock passes by reason of a Participant’s death. For the purpose of this section, the term “Participant” means a Participant and the Beneficiaries of the Participant.) The put option must permit a Participant to put the Company Stock to the Employer. Under no circumstances may the put option bind the Plan. However, the put option shall grant the Plan an option to assume the rights and obligations of the Employer at the time that the put option is exercised.

If it is known at the time the Common Stock is acquired through a loan that Federal or State law will be violated by the Employer’s honoring such put option, the put option must permit the Company Stock to be put, in a manner consistent with such law, to a third party (e.g., an affiliate of the Employer or a shareholder other than the Plan) that has substantial net worth at the time the loan is made and whose net worth is reasonably expected to remain substantial.

(D)	Duration of the Put Option. The put option shall commence as of the day following the date the Company Stock is distributed to the Participant and end 60 days thereafter. If the option is not exercised within such 60 day period, an additional 60 day option shall commence on the first day of the fifth month of the Plan Year next following the date the Company Stock was distributed to the Participant (or such other 60 day period as provided in the regulations). However, in the case of Company Stock that is publicly traded without restrictions when distributed but ceases to be so traded within either of the 60 day periods described above after distribution, the Employer must notify each holder of such Company Stock in writing on or before the tenth day after the date the Company Stock ceases to be so traded that for the remainder of the applicable 60-day period the Company Stock is subject to the put option. The number of days between the tenth day and the date on which notice is actually given, if later than the tenth day, must be added to the duration of the put option. The notice must inform distributees of the terms of the put options that they are to hold. The terms must satisfy the requirements of this paragraph.

The period during which a put option is exercisable does not include any time when a distributee is unable to exercise it because the party bound by the put option is prohibited from honoring it by applicable Federal or State law.

(E)

Exercise of the Option and Exercise Price. The holder of the put option shall notify the Employer in writing that the option is being exercised. The notice shall state the name and address of the holder and the number of shares to be sold. The exercise price of the option is the fair value of the Company Stock determined in accordance with clause (B). Payment under a put option must not be restricted by the provisions of a loan or any other arrangement, including the terms of the Employer’s articles of incorporation, unless so required by applicable state law.

(F)	Payment for Total Distribution. Payment under the put option involving a “Total Distribution” shall be paid in substantially equal monthly, quarterly, semiannual or annual installments over a period certain beginning not later than 30 days after the exercise of the put option and not extending beyond five years. Adequate security shall be provided and a reasonable interest rate charged.

A Total Distribution means a distribution to a Participant within one taxable year of the entire vested amount of his Accounts in the Plan.

(G)	Payment for Installment Distributions. The amount to be paid under the put option involving installment distributions must be paid not later than 30 days after the exercise of the put option.

Supplement C. 2009 White Springs Voluntary Separation Plan for Salaried Employees

C.1 Covered Participants

A participant in this Supplement (a “Supplement C Participant”) is a Participant employed by White Springs Agricultural Chemicals, Inc. (“White Springs”) who, as of October 5, 2009 is a salaried, full-time employee on short-term disability and not eligible for long-term disability coverage on or before October 23, 2009, on authorized paid leave, or on leave under the Family Medical Leave Act, and who has completed least 10 years of service with Potash Corporation of Saskatchewan, Inc. or one of its subsidiaries or affiliates, who applied under the 2009 White Springs Agricultural Chemicals, Inc. Voluntary Separation Plan for Salaried Employees (the “2009 Voluntary Salaried Plan”) on a timely basis, is approved under the 2009 Voluntary Salaried Plan, voluntarily separated from service by the later of his Voluntary Separation Date (as defined under the 2009 Voluntary Salaried Plan) or December 14, 2009, and executed and did not later revoke a waiver and release agreement under the 2009 Voluntary Salaried Plan. The determination of who is eligible to be a Covered Participant shall be made in the sole discretion of White Springs.

C.2 Compensation

Any severance pay or additional compensation paid to a Supplement C Participant pursuant to the 2009 Voluntary Salaried Plan shall not be considered Compensation for the purpose of determining any type of contributions or benefits under the Plan.

Supplement D. 2009 White Springs Involuntary Separation Plan for Salaried Employees

D.1 Covered Participants

A participant in this Supplement (a “Supplement D Participant”) is a Participant employed by White Springs Agricultural Chemicals, Inc. (“White Springs) who, as of November 17, 2009, is a salaried, full-time employee who is actively at work, on short-term disability, on authorized paid leave, or on leave under the Family Medical Leave Act, who is involuntarily terminated in connection with a reduction-in-force and is notified in writing by the Company of his pending involuntary termination and eligibility to participate in the 2009 White Springs Agricultural Chemicals, Inc. Involuntary Separation Plan for Salaried Employees (the “2009 Involuntary Salaried Plan”) and executed and did not later revoke a waiver and release agreement under the 2009 Involuntary Salaried Plan. The determination of who is eligible to be a covered participant shall be made in the sole discretion of White Springs.

D.2 Compensation

Any severance pay or additional compensation paid to a Supplement D Participant pursuant to the 2009 Involuntary Salaried Plan shall not be considered Compensation for the purpose of determining any type of contributions or benefits under the Plan.

Supplement E. 2013 PCS Administration (USA), Inc. Voluntary Severance Pay Plan

E.1 Covered Participants

A participant in this Supplement (a “Supplement E Participant”) is a Plan Participant employed by Potash Corporation of Saskatchewan, Inc. or its subsidiaries and affiliates (the “Company”) at the Northbrook, Illinois facility who is eligible for and receives severance pay and benefits under the 2013 PCS Administration (USA), Inc. Voluntary Severance Pay Plan (the “2013 Voluntary Severance Plan”). The determination of who is eligible to be a Supplement E Participant shall be made in the sole discretion of the Plan Administrator.

E.2 Compensation

Any severance pay or additional compensation paid to a Supplement E Participant under the 2013 Voluntary Severance Plan shall not be Compensation for the purpose of determining any type of contributions or benefits under the Plan.

Supplement F. 2013 PCS Administration (USA), Inc. Involuntary Severance Pay Plan

F.1 Covered Participants

A participant in this Supplement (a “Supplement F Participant”) is a Plan Participant employed by Potash Corporation of Saskatchewan, Inc. or its subsidiaries and affiliates (the “Company”) who (i) is notified of his or her involuntary termination and eligibility to participate in the 2013 PCS Administration (USA), Inc. Involuntary Severance Pay Plan (the “2013 Involuntary Severance Plan”); and (ii) executes and does not later revoke a waiver and release agreement under the 2013 Involuntary Severance Plan. The determination of who is eligible to be a Supplement F Participant shall be made in the sole discretion of the Plan Administrator.

F.2 Employer Performance Contributions

If the Company makes an Employer Performance Contribution under the Plan for the 2013 Plan Year, each Supplement F Participant will receive an allocation of that contribution under the terms of the Plan, based on his Compensation for the 2013 Plan Year, and without regard to any requirement of employment on the last day of such Plan Year.

F.3 Compensation

Any severance pay or additional compensation paid to a Supplement F Participant under the 2013 Involuntary Severance Plan shall not be Compensation for the purpose of determining any type of contributions or benefits under the Plan.

Supplement G. 2013 White Springs Agricultural Chemicals, Inc. Involuntary Severance Pay Plan for Salaried Employees

G.1 Covered Participants

A participant in this Supplement (a “Supplement G Participant”) is a Plan Participant employed by White Springs Agricultural Chemicals, Inc. who (i) is notified of his or her involuntary termination and eligibility to participate in the 2013 White Springs Agricultural Chemicals, Inc. Involuntary Severance Pay Plan for Salaried Employees (the “2013 White Springs Involuntary Severance Plan”); and (ii) executes and does not later revoke a waiver and release agreement under the 2013 White Springs Involuntary Severance Plan. The determination of who is eligible to be a Supplement G Participant shall be made in the sole discretion of the Plan Administrator.

G.2 Compensation

Any severance pay or additional compensation paid to a Supplement G Participant under the 2013 White Springs Involuntary Severance Plan shall not be Compensation for the purpose of determining any type of contributions or benefits under the Plan. This Section shall not apply to any notice pay received by a Supplement G Participant pursuant to the Worker Adjustment and Retraining Notification Act (WARN).

Supplement H. 2014 White Springs Agricultural Chemicals, Inc. Involuntary Severance Pay Plan for Salaried Employees

H.1 Covered Participants

A participant in this Supplement (a “Supplement H Participant”) is a Plan Participant employed by White Springs Agricultural Chemicals, Inc. who (i) is notified of his involuntary termination and eligibility to participate in the 2014 White Springs Agricultural Chemicals, Inc. Involuntary Severance Pay Plan for Salaried Employees (the “2014 White Springs Involuntary Severance Plan”); and (ii) executes and does not later revoke a waiver and release agreement under the 2014 White Springs Involuntary Severance Plan. The determination of who is eligible to be a Supplement H Participant shall be made in the sole discretion of the Committee.

H.2 Employer Performance Contribution

If the Company makes an Employer Performance Contribution under the Plan for the 2014 Plan Year, each Supplement H Participant shall receive an allocation of that contribution under the terms of the Plan, based on his Compensation for the 2014 Plan Year, and without regard to any requirement of employment on the last day of such Plan Year.

H.3 Compensation

Any severance pay or additional compensation paid to a Supplement H Participant under the 2014 White Springs Involuntary Severance Plan shall not be Compensation for the purpose of determining any contributions or benefits under the Plan. This Section shall not apply to any notice pay received by a Supplement H Participant pursuant to the Worker Adjustment and Retraining Notification Act (WARN).